Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of January 3, 2007

by and among

NYT BROADCAST HOLDINGS, LLC,

NEW YORK TIMES MANAGEMENT SERVICES,

NYT HOLDINGS, INC.,

KAUT-TV, LLC,

LOCAL TV, LLC,

OAK HILL CAPITAL PARTNERS II, L.P.

and

THE NEW YORK TIMES COMPANY

4.16	Labor Matters	31
4.17	Environmental Matters	32
4.18	Insurance	32
4.19	Taxes	33
4.20	Brokers	33
4.21	Sufficiency of and Title to Station Assets	33
4.22	Transactions with Affiliates	33
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	33
5.1	Organization	33
5.2	Authority	34
5.3	No Violation; Third Party Consents	34
5.4	Governmental Consents	34
5.5	Litigation	35
5.6	FCC Qualifications	35
5.7	Brokers	35
5.8	Financing	35
5.9	Solvency	36
5.10	Other Interests	36
ARTICLE VI.	COVENANTS AND AGREEMENTS	36
6.1	Conduct of Business	36
6.2	Access and Information	39
6.3	Confidentiality	40
6.4	Further Actions	40
6.5	Fulfillment of Conditions by the Sellers	43
6.6	Fulfillment of Conditions by the Purchaser	43
6.7	Publicity	43
6.8	Transaction Costs	43
6.9	Employees and Employee Benefit Matters	44
6.10	Retention of and Access to Records	48
6.11	Notification of Certain Matters	48
6.12	Control Prior to Closing	49
6.13	Environmental Surveys	49

6.14	Real Property Surveys and Title Commitments	49
6.15	Estoppel Certificates	50
6.16	No Shop	50
6.17	Financial Information	50
6.18	Cooperation with Financing	52
6.19	Transition Services Agreement	53
6.20	Non-Broadcast Licenses	53
ARTICLE VII.	CLOSING CONDITIONS	53
7.1	Conditions to Obligations of the Purchaser	53
7.2	Conditions to Obligations of the Sellers	54
ARTICLE VIII.	INDEMNIFICATION	55
8.1	Survival	55
8.2	Indemnification by the Purchaser	56
8.3	Indemnification by the Sellers	56
8.4	Notification of Claims	56
8.5	Limitations	57
8.6	Treatment of Indemnity Benefits	59
8.7	Exclusive Remedy	59
ARTICLE IX.	TERMINATION	59
9.1	Termination	59
9.2	Effect of Termination	60
9.3	Specific Performance	61
ARTICLE X.	MISCELLANEOUS	61
10.1	Notices	61
10.2	Attorneys’ Fees and Costs	62
10.3	Assignment	62
10.4	Amendments and Waiver	63
10.5	Entire Agreement	63
10.6	Representations and Warranties Exclusive	63
10.7	No Third Party Beneficiary	64
10.8	Governing Law	64
10.9	Neutral Construction	64
10.10	Severability	64

10.11	Bulk Sales Laws	64
10.12	Heading; Interpretation; Schedules and Exhibits	64
10.13	Consent to Jurisdiction and Service of Process	65
10.14	Waiver of Jury Trial	65
10.15	Guaranties	66
10.16	Counterparts	66

List of Schedules and Exhibits

Schedule	Description
1.1(e)	Computation of Broadcast Cash Flow
1.1(i)	Capital Expenditures Planned for 2006
1.1(dd)	List of Individuals - Knowledge of the Sellers
1.1(kk)	Permitted Encumbrances
2.1(b)(xiv)	Contracts with Affiliates
2.1(c)(vi)	Nontransferable Business Licenses
2.1(c)(xiv)	Certain Excluded Assets
2.2(c)(viii)	Certain Liabilities to Affiliates
2.3(b)	Illustrative Calculation of Working Capital
4.3	Third Party Consents – the Sellers
4.4(ii)	Material Filings/Approvals Required Under Communications Act
4.4(iii)	Government Consents – Other Consents
4.5(a)	Material Equipment and Tangible Personal Property
4.5(b)	Condition of Tangible Station Assets
4.6(a)	Exceptions to Registered Intellectual Property
4.6(b)	Business Intellectual Property – Claims
4.6(c)	Business Intellectual Property – Infringement
4.6(d)	Intellectual Property – Contracts
4.7(a)	Material Business Contracts
4.7(b)	Material Business Contracts - Exceptions to Enforceability
4.8	Material Business Licenses
4.9	Business Employees
4.10	Benefit Plans
4.11(a)	Financial Statements
4.11(b)	Change in Business
4.11(d)	Capital Expenditures Made in 2006
4.12(a)	Owned Real Property
4.12(b)	Leased Real Property
4.12(c)	Encumbrances
4.12(d)	Real Property – Improvements
4.13(a)	Litigation – the Sellers
4.13(b)	Governmental Orders – the Sellers
4.14	Exceptions to Compliance with Laws
4.15(a)	FCC Licenses and Pending FCC Applications
4.15(b)	FCC Compliance
4.15(e)	MVPDs
4.15(g)	Antenna Structure Registrations
4.15(h)	Certain MVPDs
4.16(a)	Labor Strikes
4.17	Environmental Matters
4.19	Tax Matters
4.21	Sufficiency of Assets
4.22(a)	Transactions with Affiliates
4.22(b)	Termination of Affiliate Contracts

4.22(c)	Exceptions – Termination of Affiliate Contracts
5.3	Third Party Consents – the Purchaser
5.5	Litigation – the Purchaser
6.1	Conduct of Business
6.1(a)(vii)	Capital Expenditures Budget
6.1(b)(vii)	Contracts or Commitments to Dispose of Station Assets
6.9(a)	Compensation
6.15	Real Property – Estoppel Certificates
7.1(f)	Required Consents

*********************

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C-1	Assignment and Assumption for Leases
Exhibit C-2	Deeds
Exhibit D-1	Domain Name Assignment
Exhibit D-2	Trademark Assignment
Exhibit E	Assignments and Assumptions for FCC Licenses
Exhibit F	Officer’s Certificate of the Sellers
Exhibit G	Secretary’s Certificate of the Sellers
Exhibit H	Officer’s Certificate of the Purchaser
Exhibit I	Secretary’s Certificate of the Purchaser

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of January 3, 2007, by and among NYT Broadcast Holdings, LLC, a Delaware limited liability company (“NYTBH”), New York Times Management Services, a Massachusetts business trust (“NYTMS”), NYT Holdings, Inc., an Alabama corporation (“NYTH”), KAUT-TV, LLC, a Delaware limited liability company (“KAUT”, and together with NYTBH, NYTMS and NYTH, each a “Seller” and collectively the “Sellers”), Local TV, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Sections 10.1, 10.2, 10.3, 10.8, 10.13, 10.14 and 10.15, Oak Hill Capital Partners II, L.P., a Delaware limited partnership (the “Purchaser Guarantor”), and The New York Times Company, a New York corporation (“NYT”).

WHEREAS, NYTBH owns and operates the television broadcast stations listed on Schedule A hereto (with the exception of KAUT-TV, which is owned and operated by KAUT) (collectively, the “Stations”) pursuant to certain authorizations issued by the United States Federal Communications Commission (the “FCC”) to NYTMS (such ownership and operations, including all revenue generating operations conducted at the Stations, collectively, the “Business”);

WHEREAS, NYTH, through its WHNT-TV Real Property division, is owner of certain of the Owned Real Property (as defined herein), as specified on Schedule 4.12(a);

WHEREAS, the Purchaser desires to purchase from each of the Sellers, and each of the Sellers desires to sell to the Purchaser, all assets owned, used or held for use by such Seller primarily to conduct the operations of the Business (other than the Excluded Assets), and in connection therewith, the Purchaser has agreed to assume certain liabilities of each of the Sellers relating to the Business, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the “Asset Purchase”);

WHEREAS, the Purchaser desires to retain the Sellers to provide to the Purchaser, and the Sellers desire to provide to the Purchaser, certain transitional services necessary to conduct the operations of the Business;

WHEREAS, the prior consent of the FCC is required to permit the consummation of the transactions contemplated hereby; and

WHEREAS, the Sellers and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Certain Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

(b)           “Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) any director, partner, member, officer, manager, agent, employee or relative of such Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

(c)           “Broadcast Cash Flow Deficiency” means, if the Broadcast Cash Flow for 2006 is less than $52,300,962, the difference between $52,300,962 and the Broadcast Cash Flow for 2006.

(d)           “Broadcast Cash Flow Deficiency Purchase Price Adjustment” means the product of 13.2 multiplied by the sum of (A) the Broadcast Cash Flow Deficiency and (B) $662,038.

(e)           “Broadcast Cash Flow for 2006” means operating income as reported on the statement of operations included in the Audited Financial Statements for the fiscal year ended December 31, 2006, (A) reduced by the sum of all 2006 annual FCC regulatory fee charges and (B) increased by the sum of depreciation, amortization of intangibles, corporate allocations, SSC allocations, broadcast group administration expenses, non-recurring loss/(gain) and equity compensation included in the expenses of such statement of operations.  For the avoidance of doubt, any equity compensation already included in the corporate allocations, SSC allocations or broadcast group administration expenses shall only be added once in the calculation of (B) above.  For illustrative purposes, a computation of Broadcast Cash Flow for the fiscal year ended December 25, 2005 and of projected Broadcast Cash Flow for the fiscal year ended December 31, 2006, is attached hereto as Schedule 1.1(e).

(f)            “Business Day” means any weekday (Monday through Friday) on which commercial banks in New York, New York are open for business.

(g)           “Business Intellectual Property” means (i) the Intellectual Property  that is used or held for use primarily for the operation of the Business as currently conducted, including without limitation, all Intellectual Property set forth on Schedule 4.6(a);

and (ii) the Intellectual Property that is allocated to, or installed or specifically used on, hardware used or held for use primarily for the operation of the Business (e.g., instances or copies of software applications allocated to, or installed or specifically used on, hardware used primarily for the operation of the Business).

(h)           “Capital Expenditures Deficiency” means the sum of all capital expenditures which Sellers are obligated to have made pursuant to Section 6.1(a)(vii) or Section 6.1(a)(viii) and which Sellers shall not have made as of the Closing.

(i)            “Capital Expenditures Planned for 2006” means the capital expenditures Sellers planned for the digital upgrades of television stations WHNT and WHO in 2006, which expenditures are set forth on Schedule 1.1(i).

(j)            “Communications Act” means the Communications Act of 1934, as amended, any successor statute thereto, and all rules, regulations and published policies of the FCC promulgated thereunder.

(k)           “Confidentiality Agreement” means the confidentiality agreement entered into by Oak Hill Capital Partners, II, L.P. and NYT dated September 19, 2006.

(l)            “Contract” means any contract, agreement, non-governmental license, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, security interest, guaranty, binding commitment or other agreement.

(m)          “Deferred Capital Expenditures” means the difference between the Capital Expenditures Planned for 2006 and the Capital Expenditures Made in 2006.

(n)           “Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

(o)           “Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance, or other federal, state, county, provincial, local or foreign governmental requirements in effect prior to and as of the Closing Date relating to pollution, the protection of human health and the environment, or the discharge or Release of any Hazardous Substance into the environment.

(p)           “Equipment” means all machinery, equipment, computers, motor vehicles, aircraft, furniture, fixtures, furnishings, toolings, Transmission Equipment, tools, parts and supplies, inventory, advertising and promotional materials, blank films, tapes, telecommunications equipment and all other items of tangible personal property (other than those included in the Excluded Assets) that are owned, leased, used or held for use by any of the Sellers or any of their Affiliates primarily in the Business (other than such items that are no longer in use and which have been replaced by other property).

(q)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(r)            “FCC Consent” means the consent and other actions of the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) granting consent to the assignment of the FCC licenses in connection with the transactions contemplated this Agreement.

(s)           “FCC Licenses” means all FCC licenses, permits, special temporary authorizations and any other authorizations, including without limitation those identified in Schedule 4.15(a), issued by the FCC to NYTMS for use in the operation of the Stations (together with any renewals, extensions, additions, deletions or modifications thereto obtained, approved or applied for between the date hereof and the Closing Date and any applications for new FCC Licenses between the date hereof and the Closing Date).

(t)            “Final Order” means an action by the FCC (including any action duly taken by the FCC’s staff acting pursuant to delegated authority) (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

(u)           “GAAP” means generally accepted accounting principles in the United States.

(v)           “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

(w)          “Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

(x)            “Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as toxic or hazardous to human health or the environment under any Environmental Law, including, without limitation, those defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants”.

(y)           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(z)            “Income Tax” means any federal, state, county, provincial, local or foreign income, business profits or other similar Tax, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

(aa)         “Intellectual Property” means any (i) patents, patent disclosures and related improvements, (ii) trademarks, service marks, trade dress, logos, trade names, jingles, slogans, corporate names and telephone numbers containing or reflecting any of the foregoing, along with any associated goodwill, (iii) copyrights, copyrightable works and works of authorship (including advertisements, commercials and promotional materials), (iv) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, processes, techniques, databases, financial, marketing and business data, pricing and cost information, business and marketing plans, and past and present customer, advertiser, website visitor, and supplier lists and information), (v) URLs, domain names and Internet web sites, including all content and materials displayed on and/or accessible through such sites, (vi) copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (vii) licenses granting any rights with respect to any of the foregoing (including, without limitation, public performance licenses), (viii) registrations and applications to register any of the foregoing, if applicable, and (ix) rights to sue with respect to past, current and future infringements of any of the foregoing.

(bb)         “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(cc)         “IRS” means the United States Internal Revenue Service, and any successor agency thereto.

(dd)         “Knowledge of the Sellers,” “Sellers’ Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to the Sellers, the actual (but not constructive or implied) knowledge of such matter by any general manager or finance manager of a Station at the time the representation is made or deemed made, and the named individuals listed on Schedule 1.1(dd), in each case without obligation of inquiry.

(ee)         “Law” means any federal, state, country, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

(ff)           “Liability” means any indebtedness, obligation and other liability with respect to the Business or the Station Assets (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

(gg)         “License” means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

(hh)         “Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, or results of operations of the Business, taken as a whole; provided, however, that any material adverse effect primarily attributable to (i) any event, state of facts or circumstances or development affecting the television broadcast industry generally (including legislative or regulatory matters), and not disproportionately affecting the Business relative to other businesses operating in the same industry, (ii) general economic conditions, including any downturn caused by terrorist activity and not disproportionately affecting the Business relative to other businesses operating in the same industry, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, or (iv) the taking of any action by Sellers required by the terms hereof, in each case shall not constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred; or (b) the ability of any Seller to perform its obligations under this Agreement or any Operative Agreement.

(ii)           “Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, and all other organization documents of such Person.

(jj)           “Operative Agreements” means, collectively, (i) the Bill of Sale, (ii) the Assignment and Assumption, (iii) the Assignments and Assumptions for Leases, (iv) the Deeds, (v) the Assignments and Assumptions for Business Intellectual Property Rights, (vi) the Assignments and Assumptions for FCC Licenses, (vii) the Assignments and Assumptions for Motor Vehicles, (viii) the Other Assignments and Assumptions, if any, and (ix) the Transition Services Agreement, if any.

(kk)         “Permitted Encumbrances” means, as to any Station Asset: (A) liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith; (B) zoning laws and ordinances and similar Laws that are not materially violated by any existing improvement and that do not materially impair the present use of the applicable Station Assets subject thereto as currently used; (C) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits); (D) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any lessor or any Encumbrance that the applicable lease is subject to, provided that any such matters do not materially impair the present use of the applicable Station Assets subject thereto, (ii) any statutory Encumbrance for amounts that are not yet due and payable or that are being contested in good faith and (iii) the rights of the grantor of any easement or any Encumbrance granted by such grantor on such easement property, provided that any such matters do not materially impair the present use of the applicable Station Assets subject thereto; (E) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and other Encumbrances imposed by law for amounts that are not yet due and payable or that are being contested in good faith; (F) Encumbrances created by or through the Purchaser or any of its Affiliates; (G) minor defects of title, easements, rights-of-way, restrictions and other Encumbrances (excluding monetary Encumbrances that arise by, through or under the Sellers unless such monetary Encumbrances do not exceed $5,000 individually, or $25,000 in the aggregate, and a Seller undertakes to pay such claim), provided that any such matters do not materially impair the present use of the applicable Station Assets subject thereto; and provided, further, that, with respect to Real Property, any such matter shall not prevent title from being insurable at standard rates by a national title insurance underwriter; (H) states of facts an accurate survey or physical inspection would show, provided such facts do not materially impair the present use of the applicable Real Property; (I) Encumbrances set forth on Schedule 1.1(kk) that are noted as being Encumbrances that will be released prior to or as of the Closing Date and other Encumbrances that shall be released at Closing; and (J) Encumbrances set forth on Schedule 1.1(kk) or shown on the Title Commitments (excluding monetary Encumbrances that arise by, through or under the Sellers unless such monetary Encumbrances do not exceed $5,000 individually, or $25,000 in the aggregate, and a Seller undertakes to pay such claim), provided such Encumbrances do not materially impair the use of the applicable Station Assets subject thereto, and provided, further, that, with respect to Real Property, any such Encumbrances shall not prevent title from being insurable at standard rates by a national title insurance underwriter.

(ll)           “Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(mm)       “Primary FCC Licenses” means those FCC Licenses that are not Non-Broadcast FCC Licenses.

(nn)         “Program Rights” means the rights of the Business presently existing or obtained after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement, (y) to broadcast television programs or shows as part of the programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, and syndication agreements related to the Business and (z) to produce, rebroadcast, or sell any broadcast television program on any other station that is not a Station hereunder (including without limitation WBQD-LP, WOLF-TV, and WWLF-TV) or to provide any services to any such station, in each case involving annual payments in excess of $50,000.

(oo)         “Real Property” means the Leased Real Property, the Owned Real Property and the Other Real Property Interests.

(pp)         “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment.

(qq)         “Subsidiary” means (unless otherwise indicated), with respect to a Person, any other Person in which such Person has a direct or indirect equity interest in excess of 50%.

(rr)           “Tax” means any federal, state, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

(ss)         “Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

(tt)           “Transmission Equipment” means all analog, digital and other equipment owned, leased, used or held for use in the Business, including the antenna, transmitter and all associated transmission equipment, lines and facilities.

1.2           Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquisition Transaction	6.16
Additional Financial Statements	6.17(c)
Adjustment Time	2.3(b)(i)
Agreement	Preamble
Asset Purchase	Preamble
Assignment and Assumption	3.2(a)(ii)
Assignments and Assumptions for Leases	3.2(a)(iii)
Assignment and Assumption for FCC Licenses	3.2(a)(vi)
Assignments and Assumptions for Motor Vehicles	3.2(a)(vii)
Assignments and Assumptions for Business Intellectual Property Rights	3.2(a)(v)

Term	Section
Assumed Liabilities	2.2(b)
Audit Opinion	6.17(a)(ii)
Audited Financial Statements	6.17(a)
Benefit Plan(s)	4.10(a)
Bill of Sale	3.2(a)
Business	Preamble
Business Contract(s)	2.1(b)(vii)
Business Employee(s)	4.9
Business License(s)	2.1(b)(vi)
Cap	8.5
Capital Expenditures Budget	6.1(a)
Capital Expenditures Made in 2006	4.11(d)
Capital Lease	2.2(c)(ii)
Closing	3.1
Closing Balance Sheet	2.3(b)
Closing Date	3.1
Closing Working Capital	2.3(b)
COBRA	6.9(f)
Commitment Letters	5.8
Damages	8.2
Deductible	8.5
Deeds	3.2(a)(iv)
DOJ	6.4(f)
Employment Agreement	6.9(b)
Estimated Closing Balance Sheet	2.3(b)
Estimated Working Capital	2.3(b)
Excluded Assets	2.1(c)
Excluded Liabilities	2.2(c)
FCC	Preamble
FCC Applications	6.4(b)
Financial Statements	4.11(a)
Financing	5.8
First Quarter Interim Financial Statements	6.17(b)
FTC	6.4(f)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Indemnity Notice Period	8.4(b)
Indemnity Response	8.4(c)
Independent Accountant	2.3(b)

Term	Section
Independent Contractor Agreement	6.9(b)
Latest Balance Sheet	4.11(a)
Latest Balance Sheet Date	4.11(a)
Leased Real Property	2.1(b)(ii)
Liquidated Damages	9.2(a)
Material Business Contract(s)	4.7(a)
Material Business License(s)	4.8
MVPD	4.15(e)
Non-Broadcast FCC Licenses	6.20
Notice of Claim	8.4(a)
Notice of Disagreement	2.3(b)
NYT	Preamble
NYTMS	Preamble
Other Assignments and Assumptions	3.2(a)(viii)
Other Real Property Interests	2.1(b)(iii)
Owned Real Property	2.1(b)(i)
Phase I Reports	6.13
Phase II Reports	6.13
Present Fair Salable Value	5.9
Purchase Price	2.3(a)
Purchaser	Preamble
Purchaser’s 401(k) Plan	6.9(g)
Purchaser Indemnified Party	8.3
Real Property Leases	2.1(b)(ii)
Registered Intellectual Property	4.6
Renewal Applications	6.4(c)
Second Quarter Interim Financial Statements	6.17(c)
Seller’s Indemnified Party	8.2
Seller’s Organizational Documents	4.1
Sellers’ 401(k) Plan	6.9(g)
Short Term Agreement	4.7(a)
Solvency	5.9
Solvent	5.9
Statement of Working Capital	2.3(b)
Stations	Preamble
Station Assets	2.1(b)
Surveys	6.14
Termination Date	9.1(b)
Title Commitments	6.14

Term	Section
Transferred Employees	6.9(a)
Transition Services	6.19
Transition Services Agreement	6.19
Working Capital	2.3(b)
Working Capital Target	2.3(b)

ARTICLE II.
PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Station Assets.

(a)           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall purchase from each of the Sellers, and each of the Sellers shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of such Sellers, and subject to Section 2.1(e), of any Affiliate of the Sellers, in and to the Station Assets of such Seller or such Affiliate of the Seller.

(b)           Station Assets.  For all purposes of and under this Agreement, the term “Station Assets” shall mean, refer to and include, collectively, all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, of every kind, nature and description, that are owned, leased, used or held for use by any Seller or any Affiliate of any Seller primarily in connection with the Business (other than the Excluded Assets), including the following assets existing on the date of this Agreement and all other assets acquired by any Seller or any Affiliate of any Seller for use in the Business between the date hereof and the Closing in accordance with the terms of this Agreement:

(i)            all parcels of real property, as more fully described in Schedule 4.12(a) hereto (the “Owned Real Property”), and all the rights arising out of the ownership thereof or appurtenant thereto, including all rights, privileges, grants and easements appurtenant to any Seller’s interest in the Owned Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereto;

(ii)           all lease(s) of real property (the “Real Property Leases”), as more fully described in Schedule 4.12(b), as to which a Seller is the lessee (the real property demised by a Real Property Lease, together with all buildings, structures, facilities, fixtures and other improvements leased by such Seller pursuant to a Real Property Lease, being called, the “Leased Real Property”);

(iii)          all easement(s), license(s) and other rights of any Seller in and to real property (the “Other Real Property Interests”);

(iv)          all Equipment;

(v)           the FCC Licenses;

(vi)          all licenses, permits and authorizations issued by any Governmental Authority or private organization possessed by any Seller and required for the operation of the Business and/or use of the Station Assets and all rights thereunder other than the FCC Licenses (each a “Business License” and, collectively, the “Business Licenses”);

(vii)         all Contracts (other than Real Property Leases, which are covered by Section 2.1(b)(ii)) to which a Seller is a party pertaining to the operation of the Business and/or use of the Station Assets and all rights thereunder (A) that are in effect on the date of this Agreement and on the Closing Date and are Material Business Contracts and listed in Schedule 4.7(a) hereto, (B) that are in effect on the date of this Agreement and on the Closing Date, were entered into in the ordinary course of business and are not required to be listed as a Material Business Contract in Schedule 4.7(a) pursuant to Section 4.7(a), (C) that are entered into between the date hereof and the Closing as permitted by and subject to the terms of this Agreement, and (D) that the Purchaser agrees in writing to assume, including pursuant to Section 2.1(d) (all of such Contracts, together with the Real Property Leases, each a “Business Contract” and, collectively, “Business Contracts”);

(viii)        to the extent used or held for use primarily in the Business, all management and other systems (including computers and peripheral equipment), databases (including databases of past, present, and potential users and purchasers of Station-offered products, services, advertisements, sponsorships, other paid or bartered placements, web sites, or any other media or events offered by the Stations), computer software, computer disks, computer tapes and similar assets and all licenses and rights in relation thereto;

(ix)           all books and records maintained by any Seller primarily for the operation of the Business including, to the extent permitted by applicable Law, employment records of the Transferred Employees;

(x)            the Business Intellectual Property;

(xi)           accounts, accounts receivable and notes receivable relating to the Business as of the Closing Date other than any such accounts or receivables due from any Affiliate of the Sellers (any such accounts or receivables due from any Affiliate of the Sellers will not be reflected on the Closing Balance Sheet and will not be taken into consideration in the determination of Closing Working Capital);

(xii)          all prepaid expenses, charges and deposits paid by the Sellers prior to the Closing Date in respect of the Business and pertaining to periods commencing on or after the Closing Date to the extent reflected on the Closing Balance Sheet and taken into consideration in the determination of Closing Working Capital;

(xiii)         all of any Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Station Assets, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to such Seller for use in the Business or affecting any of the Station Assets;

(xiv)        those Contracts listed in Schedule 2.1(b)(xiv) between any Seller and an Affiliate of any Seller relating primarily to the operation of the Business or the use of any Station Assets; and

(xv)         all goodwill associated with the Business or the Station Assets.

(c)           Excluded Assets.  Notwithstanding anything to the contrary herein, no Seller shall convey, assign, or transfer to the Purchaser, and the Purchaser shall not acquire or have any rights to acquire, any assets (the “Excluded Assets”) of such Seller specifically described in this Section 2.1(c).  The following shall constitute Excluded Assets:

(i)            all cash, cash equivalents and securities of any Seller, except to the extent reflected on the Closing Balance Sheet and taken into consideration in the determination of Closing Working Capital;

(ii)           all bank and other depository accounts of any Seller, except to the extent reflected on the Closing Balance Sheet and taken into consideration in the determination of Closing Working Capital;

(iii)          the capital stock of all subsidiaries of any Seller and of any Affiliates of NYT and all corporate, organizational or tax records and tax returns and minute books of the Sellers and such companies;

(iv)          all refunds of Taxes that are Excluded Liabilities;

(v)           any and all assets, whether real or personal, tangible or intangible, of the Sellers or their Affiliates not used or held for use primarily in the Business;

(vi)          the nontransferable Business Licenses and other nontransferable items listed in Schedule 2.1(c)(vi);

(vii)         all Business Insurance Policies (including, without limitation, title insurance policies) or other insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made under any such insurance policies;

(viii)        subject to Section 6.9, rights in or to any assets associated with or allocated to the Benefit Plans, including assets associated with or allocated to Transferred Employees under The New York Times Companies Supplemental Retirement and Investment Plan  and The New York Times Companies Pension Plan and

all personal services contracts except, in the case of personal services contracts, as specifically provided in Section 6.9(b);

(ix)           management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets and the licenses and related rights that are non-transferable or non-assignable or are not used or held for use primarily in the Business;

(x)            any Intellectual Property (A) that is not Business Intellectual Property, or (B) that is Business Intellectual Property and consists of trademarks, trade names, URLs and/or domain names that include the words “The New York Times,” or “Times Company,” or any variations thereof;

(xi)           all intercompany debts and other obligations due to a Seller from any Affiliates of any Seller (which will not be reflected on the Closing Balance Sheet and will not be taken into consideration in the determination of Closing Working Capital) and all Contracts between any Seller and an Affiliate of any Seller except those listed in Schedule 2.1(b)(xiv);

(xii)          any rights to receive corporate and other services provided to the Business by NYT or any of its Affiliates;

(xiii)         all rights of any Seller under this Agreement, a Seller’s right to the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by a Seller or the Purchaser in connection with the transactions contemplated hereby, or any side agreement between any Seller and the Purchaser entered into on or after the date of this Agreement; and

(xiv)        the assets and rights expressly set forth on Schedule 2.1(c)(xiv).

(d)           Certain Contracts.  If, prior to or after Closing, a Seller notifies the Purchaser that one or more Contracts that were in effect on the date of this Agreement and the Seller intended to be listed in Schedule 4.7(a) were inadvertently omitted, then, subject to the Purchaser’s prior written consent (which shall not be unreasonably withheld), such Contract or Contracts shall for all purposes of this Agreement be deemed to be a Business Contract included in the Station Assets.

(e)           Assets Owned by Affiliates of the Sellers.  To the extent any Station Assets are owned, leased, used or held for use by an Affiliate of a Seller, the Sellers shall cause such Affiliate to transfer all of such Station Assets either to the Sellers prior to Closing or directly to the Purchaser at Closing.

2.2           Assumption of Liabilities.

(a)           Assumption.  Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from each of the Sellers (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and each of the Sellers shall irrevocably convey, transfer and assign to the Purchaser, all of the Assumed Liabilities (as defined below) of such Seller.

(b)           Assumed Liabilities.  For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include only the following:  all Liabilities (i) under FCC Licenses and Business Licenses included in the Station Assets arising out of or related to the ownership, operation or conduct of the Business on and after the Closing Date (except to the extent such Liabilities are attributable to the period prior to the Closing Date), (ii) under Business Contracts included in the Station Assets pursuant to Section 2.1(b)(vii) arising out of or related to the ownership, operation or conduct of the Business on and after the Closing Date (except to the extent such Liabilities are attributable to the period prior to the Closing Date), and (iii) arising out of or relating to the operation by the Purchaser of the Business and/or the Station Assets (but only to the extent such Liabilities are attributable to the period on or after the Closing Date), excluding in each instance any such Liabilities that constitute Excluded Liabilities (as defined below), and (iv) to the extent taken into consideration in the determination of Closing Working Capital.

(c)           Excluded Liabilities.  The Purchaser shall not assume or be liable for (and Assumed Liabilities shall not mean, refer to or include) any Liabilities of any Seller, their Affiliates or any other Person other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, the following:

(i)            Liabilities of a Seller or its Affiliates under any Benefit Plan, except to the extent specifically assumed by the Purchaser pursuant to Section 6.9 hereof or to the extent taken into consideration in the determination of Closing Working Capital;

(ii)           Liabilities or indebtedness for borrowed money or arising under leases that are treated as capital leases under GAAP (“Capital Leases”);

(iii)          Liabilities for the compensation of all Business Employees for periods of service prior to the Closing Date (except to the extent specifically assumed by the Purchaser pursuant to Section 6.9 or to the extent taken into consideration in the determination of Closing Working Capital) and Liabilities relating to former employees of the Business and Business Employees who are not Transferred Employees;

(iv)          Liabilities for Income Taxes of a Seller or any of its Affiliates and any other Tax attributable to the Business or the Station Assets prior to the Closing Date, except to the extent taken into consideration in the determination of Closing Working Capital;

(v)           Liabilities of a Seller in respect of transaction costs payable by it pursuant to the terms of this Agreement;

(vi)          Liabilities of a Seller not arising out of or relating to the Business or the Station Assets;

(vii)         Liabilities of a Seller arising out of or relating to (A) any Contracts that are not Business Contracts or (B) any of the Excluded Assets;

(viii)        Liabilities to any Affiliate of the Sellers except as set forth in Schedule 2.2(c)(viii);

(ix)           Liabilities of a Seller, its Affiliates or any other Person arising out of or relating to the ownership, operation or conduct of the Business or the Station Assets prior to the Closing Date, including Liabilities arising under Environmental Laws, whether or not described in the disclosure schedules, other than Liabilities taken into consideration in the determination of Closing Working Capital; and

(x)            Liabilities arising out of any Intellectual Property that is not Business Intellectual Property.

2.3           Consideration for Station Assets.

(a)           Consideration.  Subject to Section 2.3(b) and Section 2.3(c), the aggregate consideration to the Sellers for the Station Assets shall be (i) $575,000,000 in cash, subject to adjustment as provided in Section 2.3(b) (the “Purchase Price”) and (ii) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.2.  Prior to the Closing Date, the Purchaser and the Sellers shall agree in good faith as to the portion of the Purchase Price that is to be paid by the Purchaser to each of the Sellers as consideration for the Station Assets being sold by such Seller.

(b)           Working Capital Adjustment.

(i)            For all purposes of and under this Agreement, the term “Working Capital” shall mean (A) the aggregate value of the current assets of the Business included within the Station Assets, minus (B) the sum of (x) the aggregate value of the current liabilities of the Business included within the Assumed Liabilities, each calculated as of 11:59 pm on the day immediately preceding the Closing Date (the “Adjustment Time”), in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements and (y) the Capital Expenditures Deficiency.  For the purpose of clarity, an illustrative calculation of Working Capital, calculated based on the Latest Balance Sheet, is attached hereto as Schedule 2.3(b).

(ii)           Not more than five (5) Business Days, but in no event less than two (2) Business Days, before the Closing, the Sellers shall in good faith prepare and deliver to the Purchaser an estimated unaudited combined balance sheet of the Business (“Estimated Closing Balance Sheet”), dated as of the day immediately preceding the Closing, setting forth the Sellers’ estimate of the Working Capital (the “Estimated Working Capital”) as of the Adjustment Time.  The Sellers will make available to the Purchaser all records and work papers used in preparing the Sellers’ estimate of the Working Capital and the Purchaser shall notify the Sellers of any good faith disagreement with such calculation.  The Sellers shall revise the Estimated Closing Balance Sheet to reflect the resolution of any such disagreement upon which the Sellers and the Purchaser may agree.  The Purchase Price payable at the Closing will be increased on a dollar for dollar basis by the amount by which Estimated Working Capital exceeds $23,201,412 (the “Working Capital Target”) or in the alternative, decreased on a dollar for dollar basis by the amount by which the Estimated Working Capital is less than the Working Capital Target.

(iii)          As promptly as practicable, but in any event within sixty (60) calendar days following the Closing, the Purchaser shall cause to be prepared and delivered to the Sellers an unaudited combined balance sheet of the Business as of the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and statement relating to the Business (the “Statement of Working Capital”) setting forth the Working Capital as of the Adjustment Time (the “Closing Working Capital”).  The Purchaser shall afford the Sellers and their agents and representatives access to all books, records and work papers in order to allow them to review the Closing Balance Sheet and the Statement of Working Capital.

(iv)          If the Sellers disagree in good faith with the Statement of Working Capital, then the Sellers shall notify the Purchaser in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) calendar days following delivery of the Closing Balance Sheet and the Statement of Working Capital.  The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein.  Thereafter, the Sellers and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital.  If the Sellers and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Notice of Disagreement, then the Sellers and the Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with the Sellers or the Purchaser, or any of their respective Affiliates (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable; provided that if the Sellers and the Purchaser cannot agree, the Independent Accountant shall be selected by an accounting firm designated by the Purchaser and an accounting firm designated by the Sellers.  Such determination will be made, and written notice thereof given to the Sellers and the Purchaser, within thirty (30) calendar days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the Sellers and the Purchaser.  The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the unresolved disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Closing Working Capital in light of such resolution.  Without limiting the generality of the preceding sentence, the Independent Accountant shall make such determination in accordance with the relevant provisions of this Agreement and shall not award an amount more favorable to the Purchaser than the corresponding amounts claimed by the Purchaser on its Statement of Working Capital or more favorable to the Sellers than the corresponding amounts claimed by the Sellers in their Notice of Disagreement.  If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iv), the fees and expenses of the Independent Accountant shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other.

(v)           Within ten (10) calendar days after (x) the expiration of the thirty (30) day period after delivery of the Statement of Working Capital if no Notice of Disagreement shall have been delivered, (y) the resolution by the Sellers and the Purchaser of the items in any Notice of Disagreement or (z) the delivery of a notice of determination by the Independent Accountant as described above, as the case may be, any payment required by this Section 2.3(b)(v) shall be made based on such determination of Closing Working Capital.  In the event that the Closing Working Capital is:

(A)                              less than the Estimated Working Capital, the Sellers shall pay to the Purchaser an amount in cash equal to Estimated Working Capital minus the Closing Working Capital by wire transfer of immediately available funds to an account designated by the Purchaser;

(B)                                greater than the Estimated Working Capital, the Purchaser shall pay to the Sellers, an amount equal to the Closing Working Capital, minus the Estimated Working Capital by wire transfer of immediately available funds to an account designated by the Sellers; or

(C)                                equal to the Estimated Working Capital, no payments shall be made pursuant to this Section 2.3(b)(v).

Any adjustment to the Purchase Price pursuant to this Section 2.3(b) shall be allocated among the Sellers in proportion to the allocation of Purchase Price among them pursuant to Section 2.3(a).

(c)           Broadcast Cash Flow Deficiency Purchase Price Adjustment.  Not more than five (5) Business Days, but in no event less than two (2) Business Days, before the Closing, the Sellers shall in good faith prepare and deliver to the Purchaser a calculation of the Broadcast Cash Flow for 2006.  The Sellers will make available to the Purchaser all records and work papers used in preparing said calculation and the Purchaser shall notify the Sellers of any good faith disagreement with such calculation.  The Sellers shall revise the calculation of Broadcast Cash Flow for 2006 to reflect the resolution of any such disagreement upon which the Sellers and the Purchaser may agree.  In the event the Broadcast Cash Flow for 2006 reflects a Broadcast Cash Flow Deficiency, the Purchase Price payable at Closing shall be decreased on a dollar for dollar basis by the amount of the Broadcast Cash Flow Deficiency Purchase Price Adjustment.  In the event the Sellers and the Purchaser cannot agree on the calculation of the Broadcast Cash Flow for 2006, the Purchase Price payable at Closing shall be adjusted based upon the resolution of any such disagreement upon which the Sellers and the Purchaser may agree and the final Broadcast Cash Flow Deficiency Purchase Price Adjustment shall be determined using the methodology set forth in Section 2.3(b) with respect to disputes regarding the Closing Working Capital.

(d)           Allocation of Purchase Price.  The consideration for the Station Assets provided herein shall be allocated among the various categories of Station Assets sold by each Seller in accordance with their respective fair market values.  The parties hereto shall use their reasonable efforts prior to Closing to reach agreement on a reasonable allocation of consideration to such categories of Station Assets.  If the Purchaser and a Seller reach such agreement, the Purchaser and such Seller (i) shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 2.3(d) and (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation.  Such agreement shall not be a condition to Closing.  The Sellers and the Purchaser shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code.  In the event that the parties do not agree to a purchase price allocation then each party hereto shall file its own Form 8594.

ARTICLE III.
THE CLOSING

3.1           Time and Place.

(a)           The consummation of the sale by each Seller (or any Affiliate of a Seller) of such Seller’s (or such Affiliate’s) Station Assets and the assignment to and assumption by the Purchaser of each Seller’s Assumed Liabilities and the other transactions contemplated hereby shall take place concurrently at a closing (the “Closing”) to be held at 10:00 a.m., New York time, on the date (the “Closing Date”) which is the fifth (5th) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Article VII hereof (other than such conditions that will be satisfied at or upon Closing).  The Closing shall be held at the offices of The New York Times Company, 229 West 43rd Street, New York, New York 10036 at such time as provided for in this Section 3.1, unless another time, date or place is mutually agreed upon in writing by the Sellers and the Purchaser.

(b)           Notwithstanding anything contained in Section 3.1(a) to the contrary, if on the date on which the Closing would otherwise be required to take place pursuant to Section 3.1(a), the regular broadcast transmissions of any Station is operating at a power level of less than 1% of its maximum authorized facilities (other than reduced-power operation of the digital facilities of any Station pursuant to special temporary authorization issued by the FCC), then the Closing shall be postponed until such Station is operating at a power level of at least 1% of its maximum authorized facilities and the new date for the Closing shall be a date as the Purchaser and the Sellers may mutually agree, which shall be not later than the fifth (5th) Business Day thereafter but in any event no later than the Termination Date.

3.2           Closing Deliveries of the Sellers.  At the Closing, each of the Sellers shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of each of the Sellers by a duly authorized officer thereof, in order to consummate the transactions contemplated hereby, including the transfer of the Station Assets to the Purchaser pursuant to Section 2.1 hereof:

(a)           Instruments of Transfer and Assignment.

(i)            a bill of sale to be delivered by each of the Sellers substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(ii)           an instrument of assignment and assumption to be delivered by each of the Sellers substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption”);

(iii)          an assignment and assumption of the Real Property Leases to be delivered by each of the Sellers assigning a Real Property Lease substantially in the form attached hereto as Exhibit C-1 (the “Assignments and Assumptions for Leases”), or at the Purchaser’s request, in order for the Purchaser to obtain a leasehold policy of title insurance with respect to a Real Property Lease, a separate assignment and assumption for such Real Property Lease (substantially in the form attached hereto as Exhibit C-1), in recordable form, provided that such Real Property Lease expressly permits the recording of same;

(iv)          a special or limited warranty deed or the equivalent thereof with respect to the Owned Real Property to be delivered by each Seller conveying Owned Real Property (the “Deeds”) substantially in the form attached hereto as Exhibit C-2.  The Deeds shall convey Owned Real Property subject only to Permitted Encumbrances;

(v)           assignments and assumptions of rights in and to Business Intellectual Property to be delivered by each of the Sellers substantially in the form attached hereto as Exhibits D-1 and D-2 (the “Assignments and Assumptions for Business Intellectual Property Rights”);

(vi)          an assignment and assumption of the FCC Licenses to be delivered by NYTMS substantially in the form attached hereto as Exhibit E (the “Assignments and Assumptions for FCC Licenses”);

(vii)         certificates of title or origin (or like documents) with respect to any motor vehicles for which a certificate of title or origin evidences title, together with properly completed assignments of such vehicles to be delivered by each of the Sellers in a form mutually acceptable to Sellers and the Purchaser (the “Assignments and Assumptions for Motor Vehicles”);

(viii)        such other instruments of transfer as may be necessary to convey any Station Asset to Purchaser (the “Other Assignments and Assumptions”);

(ix)           customary affidavits as required by title insurance companies for the issuance of a title insurance policy and the deletion of the standard exceptions contained in the title policies in form and substance reasonably acceptable to the Purchaser and the Sellers; and

(x)                                   copies of any documents filed or received by the Sellers in connection with the payment of transfer Taxes for which the Sellers are liable or required to make a filing hereunder under any applicable government statute or authority.

(b)                                 Closing Certificates.

(i)                                     An officer’s certificate to be delivered by each of the Sellers substantially in the form attached hereto as Exhibit G, which shall certify as to the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b);

(ii)                                  a secretary’s or assistant secretary’s certificate to be delivered by each of the Sellers substantially in the form attached hereto as Exhibit H; and

(iii)                               a certificate of each of the Sellers certifying as to its non foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code.

3.3                                 Closing Deliveries of the Purchaser.  At the Closing, the Purchaser shall make the payment and deliver, or cause to be delivered, to each of the Sellers the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Station Assets and effect the assumption of all Assumed Liabilities from the Sellers pursuant to Section 2.2:

(a)                                  Purchase Price.  An amount in cash equal to the Purchase Price in accordance with Section 2.3, payable by wire transfer of immediately available funds to an account designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date.

(b)                                 Instruments of Assumption.

(i)                                     The Assignment and Assumption;

(ii)                                  the Assignments and Assumptions for Leases;

(iii)                               the Assignments and Assumptions for Business Intellectual Property Rights;

(iv)                              the Assignments and Assumptions for FCC Licenses;

(v)                                 the Assignments and Assumptions for Motor Vehicles;

(vi)                              any Other Assignments and Assumptions;

(vii)                           copies of any documents filed or received by the Purchaser in connection with the payment of transfer Taxes for which the Purchaser is liable or required to make a filing hereunder under any applicable government statute or authority; and

(viii)                        all other instruments and certificates of assumption as the Sellers may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities.

(c)                                  Closing Certificates.

(i)                                     An officer’s certificate substantially in the form attached hereto as Exhibit I, which shall certify as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b); and

(ii)                                  a secretary’s or assistant secretary’s certificate substantially in the form attached hereto as Exhibit J.

3.4                                 Further Assurances.  At and after the Closing, and without further consideration therefor, (i) each of the Sellers shall execute, or arrange the execution of, and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Station Assets from the Sellers to the Purchaser and (ii) the Purchaser shall execute, and use commercially reasonable efforts to cause third parties to execute, and deliver to the Sellers such further instruments and certificates of assumption as the Sellers may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and release the Sellers therefrom to the fullest extent permitted under applicable Law, provided Purchaser shall not be obligated to make any payment or incur any Liability (other than Assumed Liabilities) as a condition to obtaining such release from any third party.

3.5                                 Assignment of Business Contracts and Business Licenses.  Except as specifically provided in this Section 3.5, to the extent that transfer or assignment hereunder by the Sellers to the Purchaser of any Business Contract or Business License is not permitted or is not permitted without the consent or approval of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent or approval is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder.  The Sellers (and the Purchaser where required) shall use their commercially reasonable efforts to obtain any and all such third party consents or approvals under all Business Contracts and Business Licenses; provided, however, that neither the Sellers nor the Purchaser shall be required to pay or incur any cost or expense to obtain any third party consent or approval that it is not otherwise required to pay or incur in accordance with the terms of the applicable Business Contract or Business License, except for usual legal fees and expenses.  The Purchaser will not be required to accept or agree or accede to any condition to transfer any Business Contract or Business License, or any modifications or amendments to such Business Contract or Business License that would make, or would be reasonably likely to make, such underlying Business Contract or Business License, in the aggregate, materially more onerous or that would materially reduce, or would be reasonably likely to materially reduce, the benefits available under the Business Contract or Business License in respect of which the consent or new replacement relates.  If any such third party consent or approval for the assignment or transfer of a Business Contract or Business License has not been obtained before the Closing, at the election of the Purchaser such Business Contract or Business License shall not constitute a Station Asset until such time as the consent shall have been obtained and, at the election of the Purchaser, the Sellers shall cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser after the Closing the benefits intended to be assigned to the Purchaser under the applicable Business Contract or Business License, including enforcement at the cost and for the account of the Purchaser of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that the Purchaser shall (i) undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent that the Purchaser would have been responsible therefor hereunder if such consent, waiver or approval had been obtained and (ii) indemnify and hold harmless the Sellers and their Affiliates for any costs, expenses or Liabilities (including legal fees and expenses) incurred by them in connection with the enforcement of such Business Contract or Business License.  The Purchaser shall have the right to require the Sellers to assign any such Business Contract or Business License to the Purchaser at or after Closing without first having obtained all consents necessary for such assignment, provided that the Sellers shall not be responsible for any breach resulting therefrom.  For the avoidance of doubt, the parties hereto agree that obtaining the FCC Consent with respect to the FCC Licenses is provided for in Section 6.4 and not this Section 3.5.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby, jointly and severally, represent and warrant to the Purchaser as follows:

4.1                                 Organization.  Each of the Sellers is duly organized, validly existing and in good standing under the Laws of its state of formation, with all requisite corporate, limited liability company or trust power and authority to own, operate or lease the Station Assets as now owned, operated or leased by it, and to conduct the Business as presently conducted by it.  Each of the Sellers has made available to the Purchaser true and complete copies of its Organizational Documents (the “Seller’s Organizational Documents”), each as amended and in effect as of the date of this Agreement.

4.2                                 Authority.  Each of the Sellers has all requisite corporate, limited liability company or trust power and authority to enter into and deliver this Agreement and the Operative Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Sellers of this Agreement and the Operative Agreements, the performance by the Sellers of their obligations hereunder and thereunder, and the consummation by the Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, limited liability company or trust action on their part.  This Agreement has been duly executed and delivered by the Sellers.  Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Purchaser, this Agreement constitutes, and each of the Operative Agreements (when so executed and delivered) will constitute, a legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                                 No Violation; Third Party Consents.  Assuming that all consents, waivers, approvals, orders and authorizations described in Section 4.4 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities described in Section 4.4 have been made, and, except as set forth in Schedule 4.3, the execution and delivery by the Sellers of this Agreement and the Operative Agreements, the performance by the Sellers of their obligations hereunder and thereunder, and the consummation by the Sellers of the transactions contemplated hereby and thereby, will not conflict with or violate,  constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, payment, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the Station Assets pursuant to, or require the Sellers to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (i) Sellers’ Organizational Documents, (ii) any Material Business Contract, or (iii) any Law applicable to any Seller or any of the Station Assets, or any Governmental Order issued by a Governmental Authority by which any Seller or any of the Station Assets is in any way bound or obligated, except, in the case of clause (iii) of this Section 4.3, as would not reasonably be expected to have a Material Adverse Effect.

4.4                                 Government Consents.  No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Sellers in connection with the execution and delivery by the Sellers of this Agreement and the Operative Agreements, the performance by the Sellers of their obligations hereunder and thereunder, and the consummation by the Sellers of the transactions contemplated hereby and thereby, including the sale and transfer of the Station Assets being sold by the Sellers to the Purchaser, except (i) any filing or approval that may be required under the  HSR Act, (ii) the filings or approvals required under the Communications Act (such filings and approvals that are material are disclosed on Schedule 4.4(ii)), (iii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not reasonably be expected to have a material adverse impact on one or more of the Stations and (iv) the consents, waivers, approvals, orders or authorizations, registrations, qualifications, designations, declarations or filings identified on Schedule 4.4(iii).

4.5                                 Equipment, Tangible Property, Condition of Station Assets.  Schedule 4.5(a) contains a list of all Equipment and tangible personal property owned by the Sellers included in the Station Assets that, individually, has a book value in excess of $10,000.  The Sellers own or lease, as applicable, all Equipment and tangible personal property included in the Station Assets, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as disclosed in Schedule 4.5(b), all tangible assets (real and personal) included in the Station Assets, whether owned or leased, taken as a whole on a Station by Station basis, are in all material respects, in adequate operating condition (subject to normal wear and tear).

4.6                                 Intellectual Property and Proprietary Rights.  Schedule 4.6(a) sets forth a correct and complete list of certain Business Intellectual Property, including all registered Business Intellectual Property (“Registered Intellectual Property”), and sets forth the owner and nature of the interest of the Sellers therein.

(a)                                  The Sellers are the owners of all right, title and interest in and to each item of Business Intellectual Property and/or have the full, complete and exclusive right to use and to sell, convey, transfer, assign and deliver to Purchaser the Business Intellectual Property.  To the extent disclosed in Schedule 4.6(a), the Registered Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and any domain name registrar, to the extent necessary or desirable to ensure full protection under any applicable Law (including, for the purposes of this Section 4.6(a) only, any policies maintained by applicable domain name registrars), and such registrations, filings, issuances and other actions remain in full force and effect.  The Sellers have taken all reasonably necessary steps to ensure protection of the Business Intellectual Property under any applicable Law (including, for the purposes of this Section 4.6(a) only, any policies maintained by applicable domain name registrars).

(b)                                 The operation of the Business by the Sellers prior to the Closing, including all use of any Business Intellectual Property prior to the Closing, does not infringe, violate, or otherwise conflict with, any Intellectual Property or other right of any Person and no claim is pending or, to the Knowledge of the Sellers, threatened with respect to any infringement, violation or conflict resulting therefrom, except as set forth on Schedule 4.6(b) or except that any infringement or conflict could not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  To the Knowledge of the Sellers, none of the Business Intellectual Property is being infringed, violated or misappropriated, nor is such Business Intellectual Property being used or available for use by any Person other than the Sellers, except as set forth in Schedule 4.6(c).

(d)                                 The agreements listed in Schedule 4.6(d) hereto expire on the dates specified in Schedule 4.6(d) hereto and provide for the license fees and other amounts payable as set forth therein.  To the Knowledge of the Sellers, there are no acts, omissions, facts or circumstances that would permit a party other than the Sellers or NYT to terminate any such agreements.

4.7                                 Business Contracts.

(a)                                  Schedule 4.7(a) hereto contains a  list of  the following Business Contracts of the Sellers included in the Station Assets, (each, a “Material Business Contract” and, collectively, the “Material Business Contracts”):  (i) agreements relating to Program Rights; (ii) capital or operating leases relating to any Station Assets, including Real Property Leases (other than Short Term Agreements), in each case involving annual fixed payments in excess of $50,000; (iii) agreements containing noncompetition provisions restricting the ability of any Seller to engage in the Business in any location; (iv) any agreement to provide individual personal services to a Station, whether as an employee or independent contractor, which cannot be terminated on less than thirty (30) days notice without penalty or continuing financial obligation; (v) any agreement with a current or former employee or independent contractor of the Business restricting the ability of such former employee or independent contractor to compete with the Business in any location or solicit the employee or customers of the Business in any location; (vi) agreements under which the Sellers are obligated to indemnify, or entitled to indemnification from, any other Person, or any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement; (vii) network affiliation agreements; (viii) material retransmission consent agreements entered into with any MVPD retransmitting a Station’s signal(s); (ix) sales representative agreements; and (x) each other Business Contract involving payments made to or by the Sellers that exceeded in 2005, or are expected to exceed in 2006, $50,000.  For all purposes of and under this Agreement, the term “Short Term Agreement” shall mean an agreement entered into by the Sellers in the ordinary course of business that is terminable by the Sellers upon ninety (90) days or less notice without payment or penalty.

(b)                                 Except as set forth in Schedule 4.7(b), (i) each Business Contract represents a valid, binding and enforceable obligation of the Sellers in accordance with the respective terms thereof and, to Sellers’ Knowledge, represents a valid, binding and enforceable obligation of each of the other parties thereto, (ii) there is no material default (or event which with the giving of notice or lapse of time, or both, would become a material default) on the part of any Seller or, to the Knowledge of any Seller, on the part of any other party, under any Material Business Contract, (iii) no outstanding notice of a material default has been sent or received under any Business Contract and (iv) true and complete copies of the Material Business Contracts, including descriptions of any unwritten Material Business Contracts, have been made available to the Purchaser.

(c)                                  As of the date hereof, to the Knowledge of the Sellers, no material advertiser, customer, supplier, licensor, or service provider has notified Seller of an intent to discontinue or materially adversely change the terms of its relationship with respect to the Business or any Station.

4.8                                 Business Licenses.  Except as set forth in Schedule 4.8, the Sellers own or possess all right, title and interest in and to all Business Licenses that are necessary for them to conduct the Business substantially as currently conducted (each, a “Material Business License” and, collectively, the “Material Business Licenses”).  Schedule 4.8 hereto contains a list of all Material Business Licenses of the Sellers included in the Station Assets.  No loss or expiration of any such Material Business License has occurred, is pending or, to the Knowledge of the Sellers, threatened, other than the expiration of any such Material Business License in accordance with the terms thereof which may be renewed in the ordinary course of business.

4.9                                 Business Employees.  Schedule 4.9 hereto lists all employees (indicating business location) of the Sellers or any of their Affiliates who, as of the date of this Agreement, are employed at a Station or have more than half of their employment duties related to the Business, including any such employee who is an inactive employee on paid or unpaid leave of absence or short-term disability, and indicating date of employment, current title and annual salary or hourly rate of pay (whichever is applicable), full-time or part-time status, and if applicable, leave status, date leave commenced, reason for leave and expected return to work date (if any).  Each employee set forth in Schedule 4.9 who remains employed by the Sellers immediately prior to the Closing, and each additional employee who is hired to work in the Business following the date hereof and prior to the Closing (in accordance with the provisions set forth in Section 6.1) who remains employed by the Sellers immediately prior to the Closing is referred to herein individually as a “Business Employee” and, collectively, as “Business Employees.”  Except as set forth on  Schedule 4.9, none of the Sellers has received as of the date hereof written notice that a Business Employee intends to terminate employment.

4.10                           Employee Benefit Plans.  Schedule 4.10 hereto lists each material employment term or condition of employment for the Business Employees in excess of base salary or hourly wage, except those set forth in written personal service contracts listed in Schedule 4.7(a)(iv), including commissions, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, equity (or equity-based), leave of absence, vacation, day or dependent care, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, change of control or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA), which the Sellers or any of their Affiliates sponsors, maintains, has any obligation to contribute to, has Liability under or is otherwise a party to as of the date hereof, and which covers or otherwise provides benefits to the Business Employees (or their dependents and beneficiaries) (with respect to their relationship with the Business) (each, a “Benefit Plan” and, collectively, the “Benefit Plans”).  With respect to each Benefit Plan, copies of either (i) the written Benefit Plan (or a description of such unwritten Benefit Plan), (ii) the summary plan description, or (iii) the brochure or summary describing the Benefit Plan, as well as the employee handbook have been furnished to Purchaser.  The Seller’s 401(k) Plan has received a favorable determination letter from the IRS and no event has occurred that could reasonably be expected to result in the disqualification of the Seller’s 401(k) Plan.

4.11                           Financial Statements.

(a)                                  Attached as Schedule 4.11(a) hereto are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):  (i) the unaudited balance sheet of the Business (the “Latest Balance Sheet”) as of September 24, 2006 (the “Latest Balance Sheet Date”), (ii) the unaudited balance sheet of the Business as of December 25, 2005 and (iii) the related unaudited income statements and statements of cash flow of the Business for the nine-month period ended on the Latest Balance Sheet Date and for the year ended December 25, 2005.  The Financial Statements were derived from the books and records of the Business, have been prepared in accordance with GAAP (except for the absence of notes) consistently applied, and fairly present, in all material respects, the financial position and results of operations and cash flows of the Business as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Latest Balance Sheet and the income statement and statement of cash flow of the Business for the nine-month period ended on the Latest Balance Sheet Date, to normal and recurring year-end adjustments (none of which would, individually or in the aggregate, be adverse in any material respect to the financial position, operating results, cash flow or net worth of the Business).

(b)                                 Except as set forth in Schedule 4.11(b), there has been no change in the Business since the Latest Balance Sheet Date that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)                                  All accounts and notes receivable reflected on the Latest Balance Sheet and, when delivered, in the balance sheet contained in the Audited Financial Statements, are bona fide receivables arising on an arm’s length basis and in the ordinary course of business.

(d)                                 Set forth on Schedule 4.11(d) are the capital expenditures included in the Capital Expenditures Planned for 2006 which Sellers have made as of the date hereof (the “Capital Expenditures Made in 2006”).

4.12                           Real Property.

(a)                                  Schedule 4.12(a) describes the Owned Real Property, which constitutes all the real property owned by the Sellers or any Affiliate(s) of Sellers and used or held for use in connection with the Business.  The Sellers have valid and marketable fee title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 Schedule 4.12(b) describes the Leased Real Property, which is all the real property leased to the Sellers or any Affiliate(s) of Sellers and used or held for use in connection with the Business.

(c)                                  The Owned Real Property, and to the Knowledge of the Sellers the Leased Real Property and Other Real Property Interests, have legal and practical access to public roads or streets and are served by all utilities and services necessary for the conduct and operation of the Business as presently conducted.  To the Knowledge of the

Sellers, except as set forth on Schedule 4.12(c), all improvements, installations, equipment and facilities utilized in connection with the Business of the Stations are constructed, maintained, placed and located on the Real Property in compliance in all material respects with all Laws and Encumbrances affecting such Real Property and are located entirely on each parcel of the Real Property, the Sellers have received no notice that any of the Real Property is located within any flood zone within which the maintenance of flood insurance is mandatory under applicable Laws.  The Sellers have received no written notice of any pending suit for condemnation or other taking by any public authority.

(d)                                 Except as set forth on Schedule 4.12(d), all improvements on the Owned Real Property, and to the Knowledge of the Sellers, the Leased Real Property and Other Real Property (including the improvements thereon) are, in all material respects, in adequate operating condition (subject to normal wear and tear).

4.13                           Litigation; Governmental Orders.

(a)                                  Except as set forth in Schedules 4.13(a) and 4.15(b), there are no pending or, to the Knowledge of the Sellers, threatened material Actions by any Person or Governmental Authority against or relating to the Sellers with respect to the Business or to which any of the Station Assets being sold by them are subject.

(b)                                 Except as set forth in Schedule 4.13(b), the Sellers are not subject to or bound by any material Governmental Order other than those affecting the broadcast television industry generally.

4.14                           Compliance with Laws.  Except as set forth in Schedule 4.14 and 4.15(b), the Sellers are in compliance in all material respects, and have not received any claim or notice that they are not in compliance in all material respects, with each material Law or Governmental Order applicable to the Business.

4.15                           FCC Matters; Qualifications; Signal Broadcasts and Carriage.

(a)                                  Schedule 4.15(a) sets forth a complete and accurate list of the FCC Licenses, including the current expiration date of the term of each of the Primary FCC Licenses.  The FCC Licenses are held by NYTMS and the Primary FCC Licenses are in full force and effect in accordance with the Communications Act and their respective terms.  The Primary FCC Licenses are not subject to any adverse conditions except for those conditions appearing on the face of the Primary FCC Licenses and conditions applicable to broadcast television licenses generally.

(b)                                 Except as set forth on Schedule 4.15(b), the Sellers have operated the Business in compliance with the Communications Act and the FCC Licenses in all material respects.  Each Station is licensed by the FCC to operate, and is operating in all material respects, with the facilities authorized by its FCC Licenses. The Sellers have filed or made all material applications, reports, and other disclosures required by the FCC to be made in respect of the Business and have or will have timely paid all FCC regulatory fees in respect thereof.  Except as set forth in Schedule 4.15(b), there are no material notices of apparent liability, material notices of forfeiture, material complaints, material investigations or material proceedings or other material actions pending or, to the Knowledge of Sellers, threatened before the FCC with respect to the Primary FCC Licenses, other than proceedings affecting the broadcast television industry generally, that would (i) revoke, suspend, terminate, cancel, rescind, adversely modify (including a material reduction in coverage area) or result in the failure to renew any of the Primary FCC Licenses, (ii) impair the ability of NYTMS to assign the Primary FCC Licenses to the Purchaser, or (iii) impede in any material respect the Sellers’ ability to prosecute the FCC Application.

(c)                                  The Sellers are legally, financially and otherwise qualified under the Communications Act to perform their obligations hereunder, to be the licensee of the FCC Licenses, and to own and operate the Business.  To the Knowledge of Sellers, there is no fact or circumstance relating to the Business, the Sellers or any of their Affiliates that would cause the FCC to deny the FCC Applications.  The Sellers have no reason to believe that the FCC Applications might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the operation of the Business or to the Sellers or any of their Affiliates.  No waiver of any FCC rule or policy is required with respect to the Sellers or the qualifications of NYTMS as assignor of the FCC Licenses for the grant of the FCC Applications.

(d)                                 The FCC has tentatively designated digital channels for the provision of digital television service by the Stations following the digital television transition.  The Stations are broadcasting their digital television signals in material compliance with the Stations’ current digital television authorizations.  The Stations are in compliance in all material respects with the FCC’s build-out requirements for digital television.  No Seller or any Affiliate thereof has leased, licensed, assigned, conveyed or otherwise encumbered any Station’s digital television spectrum or any portion thereof for the provision of  any “ancillary or supplementary services” (as the term is defined pursuant to the Communications Act); provided, however, that this sentence shall not be construed to apply to any Material Business Contract.

(e)                                  Schedule 4.15(e) hereto sets forth, as of the date hereof:

(i)                                     a list of each multichannel video programming distributor (“MVPD”) that to the Sellers’ Knowledge retransmits the analog and/or digital signals of the Stations (excluding those that, in the aggregate, are not material); and

(ii)                                  a list of all material retransmission consent agreements entered into with any MVPD retransmitting a Station’s signal(s).

(f)                                    To the Sellers’ Knowledge, no MVPD within a Station’s television market (as defined by the Communications Act) has disputed any such Station’s right to carriage pursuant to either such Station’s must-carry election or an existing retransmission consent agreement, as the case may be, with respect to the current election period ending December 31, 2008.

(g)                                 Set forth on Schedule 4.15(g) is a true and complete list of all antenna structure registrations associated with the antenna structures owned by the Sellers and utilized by the Stations. To the Knowledge of the Sellers, all antenna structures utilized by the Stations have been registered with the FCC and, except as set forth on Schedule 4.15(g), the Sellers are in compliance, in all material respects, with the requirements of the Federal Aviation Administration with respect to the construction and alteration of such antenna structures.

(h)                                 With respect to the written or oral arrangements or understandings pursuant to which the MVPDs listed on Schedule 4.15(h) retransmit the analog and/or digital signal of the Stations listed on Schedule 4.15(h), (i) Sellers are not obligated to pay any consideration in connection with or as a condition of such retransmission, and (ii) all such arrangements or understandings and any obligations of Sellers thereunder shall expire or terminate without any further action by Sellers, Station, or Purchaser on or before December 31, 2008.

4.16                           Labor Matters.

(a)                                  Except as set forth on Schedule 4.16(a), there is not any pending or, to the Knowledge of the Sellers, threatened against the Business, labor dispute, picketing, lockout, strike, work slow-down or stoppage, or other similar significant labor difficulty, and the Stations have not experienced any such labor dispute, picketing, lockout, strike, work slow-down or stoppage, or other similar significant labor difficulty within the twelve (12) months preceding the date of this Agreement.  Except as set forth on Schedule 4.16(a), the Sellers and their Affiliates have, with respect to the Business, complied in all material respects with all labor and employment laws and regulations applicable to the Business, including without limitation, those laws and regulations which relate to wages, hours, discrimination in employment, collective bargaining, occupational safety, immigration, workers compensation and the payment of Social Security and other payroll-related taxes, and none of Sellers or their Affiliates has received any written notice alleging that it has failed to comply in any material respect with any of the foregoing.  Except as set forth on Schedule 4.16(a), there is not pending or, to the Knowledge of Sellers, threatened any Action or any order, decree or judgment relating to the employment of the Business Employees, including any unfair labor practice charge, discrimination charge or claim, OSHA matter or allegation of misclassification of employees as independent contractors.

(b)                                 (i) No Seller is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees or former employees of the Stations, (ii) no Seller has agreed to recognize any union or other collective bargaining representative to represent (and to the Knowledge of the Sellers no union or other collective bargaining representative claims to represent) any employees of the Stations, (iii) no union or other collective bargaining representative has been certified as representing any employees of the Stations, and (iv) to the Knowledge of Sellers, there is no union organizing campaign threatened or being conducted, and none has been threatened or conducted within the twelve (12) month period preceding the date of this

Agreement, to attempt to gain recognition or certification of any union or other collective bargaining representative to represent any employees of any of the Stations.

4.17                           Environmental Matters.  Except as disclosed on Schedule 4.17:

(a)                                  The Sellers and the Real Property are in compliance in all material respects with all Environmental Laws applicable to the Real Property and the Business as presently conducted by it, except for violations of such Environmental Laws that would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Sellers hold and are in compliance in all material respects with all Licenses required under Environmental Laws applicable to the Real Property and the conduct of the Business as presently conducted by it, except for the absence of, or the noncompliance with, such Licenses that would not reasonably be expected to have a Material Adverse Effect.

(c)                                  The Sellers have not received any written notice of any Action by any Person or Governmental Authority alleging a violation of or Liability under any Environmental Law arising from the condition of the Real Property or the conduct of the Business by it, except in all such cases that would not reasonably be expected to have a Material Adverse Effect.

(d)                                 The Sellers have not transported or arranged for the treatment, storage or disposal of any Hazardous Substances at or to any off site location in connection with the Business that has resulted or could reasonably be expected to result in a Liability to the Sellers under applicable Environmental Laws, except for any such Liability that would not reasonably be expected to have a Material Adverse Effect.

(e)                                  The Sellers have made available to the Purchaser a true, correct and complete copy of each Phase I and Phase II environmental report relating to the Real Property that has been prepared by or for the Sellers and their Affiliates at any time during the past five years, which is in the Sellers’ possession or control.

(f)                                    The representations and warranties contained in this Section 4.17 are the sole and exclusive representations and warranties of the Sellers in this Agreement that relate to Environmental Laws or Hazardous Substances.

4.18                           Insurance.

(a)                                  The Sellers or an Affiliate of the Sellers maintains insurance in respect of the Station Assets and the Business covering such risks, in such amounts, with such terms and with such insurers as the Sellers or such Affiliate has determined is appropriate in light of the Business and consistent with industry practice (such insurance, the “Business Insurance Policies”).

(b)                                 All of the Business Insurance Policies are in full force and effect.  The Sellers are not in default with respect to any material provision contained in any such

Business Insurance Policy held by or on behalf of it.  The Sellers have not received any notice of cancellation or non-renewal of any such Business Insurance Policy.

4.19                           Taxes.  With respect to Taxes, other than Income Taxes, relating to the Business, the Sellers have filed on a timely basis all material Tax Returns in connection with any such federal, state or local Tax required to be filed by it, such Tax Returns as they relate to the Station Assets are correct and complete, and the Sellers have timely paid all such Taxes shown thereon to be due except as contested upon audit as set forth in Schedule 4.19.  None of the Station Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Internal Revenue Code for nonpayment of federal Taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon the Purchaser as a buyer of such Station Assets pursuant to Section 6323 of the Internal Revenue Code or any comparable provision of state or local law.

4.20                           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers (or an Affiliate of the Sellers) directly with the Purchaser without the intervention of any Person on behalf of the Sellers in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder’s fee, brokerage commission or similar payment, other than Goldman, Sachs & Co., whose fees and expenses shall be borne by the Sellers.

4.21                           Sufficiency of and Title to Station Assets.  Except as set forth in Schedule 4.21 with respect to certain Excluded Assets, (i) the Station Assets collectively constitute all of the assets necessary to conduct the Business of the Stations as presently conducted, other than the Transition Services to be provided pursuant to the Transition Services Agreement, and (ii) the Sellers have good and valid title to the Station Assets free and clear of all Encumbrances other than Permitted Encumbrances.

4.22                           Transactions with Affiliates.  Except as set forth in Schedule 4.22(a), there are no Contracts or other business arrangements between a Seller, on the one hand, and any Affiliate of such Seller, on the other hand, primarily relating to the Business.  Schedule 4.22(b) sets forth a list of all Contracts or other business arrangements in effect on the date of this Agreement between a Seller, on the one hand, and any Affiliate of such Seller, on the other hand, primarily relating to the Business that will be terminated at or prior to the Closing.  Except as set forth in Schedule 4.22(c), there are no Contracts or business arrangements between a Seller, on the one hand, and any Affiliate of such Seller, on the other hand, primarily relating to the Business that will remain effective with respect to the Business after the Closing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

5.1                                 Organization.  The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2                                 Authority.  The Purchaser has all requisite limited liability company power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and to assume and perform the Assumed Liabilities.  The execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the assumption and performance of the Assumed Liabilities, have been duly authorized by all necessary limited liability company action on the part of the Purchaser.  This Agreement has been, and the Operative Agreements to which the Purchaser is a party shall be, duly executed and delivered by the Purchaser.  Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Sellers, this Agreement constitutes, and each of the Operative Agreements to which the Purchaser is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                                 No Violation; Third Party Consents.  Assuming that all consents, waivers, approvals, orders and authorizations described in Section 5.4 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities described in Section 5.4 have been made, and except as set forth in Schedule 5.3, the execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and the assumption and performance of the Assumed Liabilities, will not conflict with or violate, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (i) the Organizational Documents of the Purchaser, (ii) any material Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated.

5.4                                 Governmental Consents.  No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by the Purchaser of the transactions contemplated hereby and thereby, the assumption and performance of the Assumed Liabilities, except (i) any filing or approval that may be required under the HSR Act, or (ii) any filing or approval that may be required under the Communications Act.

5.5                                 Litigation.  Except as set forth in Schedule 5.5, there are no pending or, to the knowledge of the Purchaser, threatened Actions by any Person or Governmental Authority against or relating to the Purchaser (or any Affiliate of the Purchaser) or by which the Purchaser or its assets or properties are or may be bound which, if adversely determined, would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the  Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.6                                 FCC Qualifications.  The Purchaser is legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder, and to be the licensee of the FCC Licenses, and to own and operate the Business.  There is no fact or circumstance relating to the Purchaser or any of its Affiliates that would prevent the FCC from granting the FCC Applications or that would otherwise disqualify the Purchaser as the licensee of the FCC Licenses or as the owner or operator of the Business under the Communications Act.  The Purchaser has no reason to believe that the FCC Applications might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Purchaser or any of its Affiliates.  No waiver of any FCC rule or policy is required with respect to Purchaser or its qualifications as assignee of the FCC Licenses for the grant of the FCC Applications.

5.7                                 Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser (or an Affiliate of the Purchaser) directly with the Sellers without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Sellers for a finder’s fee, brokerage commission or similar payment.

5.8                                 Financing.  The Purchaser intends to finance the Purchase Price.  The Purchaser has delivered to the Sellers true and correct copies of commitment letters from the Purchaser’s equity investors and lenders (the “Commitment Letters”) pursuant to which such investors and lenders have agreed, subject to the terms and conditions set forth therein, to provide the equity and debt financing for the transactions contemplated by this Agreement (the “Financing”).  As of the date hereof, the Commitment Letters are in full force and effect without amendment or modification, are the valid and binding obligations of each party thereto, have not been withdrawn or rescinded in any respect, and all commitment fees required to be paid thereunder have been paid in full.  The conditions for the consummation of the Financing are substantially similar to the conditions to the Purchaser’s obligations under this Agreement as set forth in Section 7.1 and consist of only those conditions that are set forth in the Commitment Letters, and the

Purchaser has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Closing Date.

5.9                                 Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall be Solvent (as hereinafter defined).  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers.  For purposes of this Agreement:  (a) “Solvent”, when used with respect to the Purchaser, means that, as of any date of determination (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Purchaser will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) the Purchaser will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (b) “debt” means liability on a “claim”; (c) “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (d) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Purchaser (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

5.10                           Other Interests.  The Purchaser Guarantor and its Affiliates hold no interest in any Person that competes in the same relevant market, under section 7 of the Clayton Act or any other applicable antitrust or competition Law, with the Business.

ARTICLE VI.
COVENANTS AND AGREEMENTS

6.1                                 Conduct of Business.  At all times during the period commencing upon the execution and delivery hereof by the parties hereto and terminating upon the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise required by Law or to enable the Sellers to comply with their obligations hereunder or as otherwise set forth in Schedule 6.1, the Sellers shall:

(a)                                  (i) use commercially reasonable efforts to conduct the operations of the Business in the ordinary course of business, consistent with past practice, except to the extent otherwise provided herein, (ii) use commercially reasonable efforts to preserve and maintain in all material respects the goodwill of the Business and the current relationships of the Sellers with employees, independent contractors, customers, suppliers and others with significant and recurring business dealings with the Business, (iii) use commercially reasonable efforts to maintain all Primary FCC Licenses and all Business Licenses substantially in the manner currently conducted by the Sellers, including filing with the FCC applications to renew any FCC Licenses that have expired or that may expire prior to the Closing Date, (iv) use commercially reasonable efforts to operate the Stations in the ordinary course of business, substantially consistent with past practices (subject to, and except as modified by, compliance with other covenants in this Agreement and applicable Laws, including without limitation the Communications Act), (v) maintain the books of account and records of the Business in the usual, regular and ordinary manner, consistent with past practices, (vi) use commercially reasonable efforts to maintain the Equipment in good operating condition and repair (subject to normal wear and tear), (vii) make, between the date hereof and Closing, in accordance with the budget attached hereto as Schedule 6.1(a)(vii) (the “Capital Expenditures Budget”), capital expenditures equal to the product of (x) $575,000 multiplied by (y) the result of dividing (I) the number of days between the date hereof and the Closing Date by (II) 30, (viii) make all Deferred Capital Expenditures in accordance with the capital expenditures budget attached hereto as Schedule 1.1(i), (ix) utilize the Program Rights of the Stations only in the ordinary course of business, and not sell or otherwise dispose of any such Program Rights, and (x) make any and all filings necessary to maintain any registrations or applications for any material Registered Intellectual Property, including filing the necessary renewal for the WHO-TV registration.

(b)                                 Without limiting the foregoing, at all times during the period commencing upon the execution and delivery of this Agreement by the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), but except as otherwise required by Law or required to enable the Sellers to comply with their obligations hereunder or as otherwise set forth on Schedule 6.1, the Sellers shall use commercially reasonable efforts not to take, or cause to be taken, any of the following actions to the extent such actions relate to the Business:

(i)                                     change or agree to rearrange the character of the Business or enter into, materially amend, materially modify or terminate (other than at the expiration of their respective terms or due to a default of the other party thereunder) any Business Contract, other than Business Contracts not involving Liabilities exceeding $50,000 individually or $250,000 in the aggregate for all such Business Contracts;

(ii)                                  make any change in any method of accounting or accounting practice utilized in the preparation of the Financial Statements, except for any such change required by reason of a concurrent change in GAAP, which change shall be set forth and described in reasonable detail in written notice from the Sellers to the Purchaser;

(iii)                               employ or commit to employ any person other than to fill any vacancy or opening or in connection with any offer of employment in effect as of the date of this Agreement, or as may be reasonably necessary to replace any employee who terminates employment for any reason on or after the date of this Agreement, provided that in any event the terms and conditions of such employment shall be consistent with past practice and provided further that any such employment is terminable at will without penalty or continuing obligation other than the obligation to make severance payments under the Severance Pay Plan disclosed in Schedule 4.10(a) (without exercising discretion to pay more than the stated formula severance);

(iv)                              increase any wage, salary, rate of commission, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, rate of commission, bonuses or other direct or indirect compensation made in the ordinary course of business, consistent with past practice, or those required by any existing Contract or Law, provided, however, that the Sellers may offer retention bonuses to any of the Business Employees, at the sole expense of the Sellers;

(v)                                 make any payment or commitment to pay any severance or termination pay for which the Purchaser will be responsible to any Business Employee or any independent contractor, consultant, agent or other representative of the Sellers, other than payments or commitments to pay such Business Employees, independent contractors, consultants, agents or other representatives of the Sellers in the ordinary course of business, consistent with past practice and the terms of the severance pay plan disclosed in Schedule 4.10 (without exercising discretion to pay more than the stated formula severance), or required by any existing Contract or Law;

(vi)                              (A) adopt, or commit to adopt any Benefit Plan, except to the extent it applies to a broad group of employees of the Sellers and their Affiliates and is not targeted at the Business Employees; (B) make amendments to any such Benefit Plan, except to the extent required by Law or necessary to preserve the nature of the benefits provided under such plan, or to the extent it applies to a broad group of employees of the Sellers and their Affiliates and is not targeted at the Business Employees; (C) renew, allow the renewal of, amend or enter into any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services other than in the ordinary course of business, consistent with past practice; (D) enter into any collective bargaining agreement applicable to any Business Employees or voluntarily recognize any union as the bargaining representative of any such employees, and will promptly notify the Purchaser of any threatened or actual collective bargaining organizing activity with respect to any such employees; (E) communicate to any Business Employees any information regarding the prospective terms and conditions of their employment with the Purchaser which is inconsistent with the terms of this Agreement; or (F) enter into any government contracts or subcontracts that would impose affirmative action obligations on any of the Stations under Executive Order 11246 of 1965, as amended, 38 U.S.C. § 4212, as amended, or Section 503 of the Rehabilitation Act of 1973, as amended, and their implementing regulations;

(vii)                           (A) sell or make any other disposition of any of the Station Assets except (x) obsolete assets that are not in use in the operation of the Business; (y) pursuant to existing contracts or commitments set forth in Schedule 6.1(b)(vii); or (z) in the ordinary course of business, consistent with past practice; and (B) grant or incur an Encumbrance on any of the Station Assets, other than Permitted Encumbrances;

(viii)                        except in the ordinary course of business, consistent with past practice, incur or assume any debt, obligation or Liability;

(ix)                                materially amend, materially modify or terminate any Material Business License;

(x)                                   acquire or purchase any other business, the assets and liabilities of which would become part of the Station Assets and the Assumed Liabilities;

(xi)                                take any action that would result in any of the Primary FCC Licenses being materially and adversely modified, terminated or surrendered for cancellation or apply to the FCC to adversely modify in any material respect any of the Primary FCC Licenses;

(xii)                             enter into any Contract with an Affiliate with respect to the Business;

(xiii)                          enter into any material amendment to any material retransmission consent agreement set forth on Schedule 4.7(a), including without limitation, extending the term of any such agreement to a date after December 31, 2007, or enter into any other retransmission consent agreement with a term ending on a date after December 31, 2007;

(xiv)                         enter into, extend, or permit the extension of the term of any agreement (including, without limitation, the WNOW Affiliation Agreement, dated as of September 1, 2000, by and between Gannaway Web Holdings, LLC, d/b/a WorldNow and The New York Times Company) pursuant to which any third party provides services for or in connection with any of the Stations’ websites (including, without limitation, hosting, development and/or streaming services) if the term of such new agreement or extension would terminate or expire after December 31, 2007; or

(xv)                            enter into any binding agreement to do any of the foregoing.

6.2                                 Access and Information.  Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by the parties hereto and terminating upon the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1, the Sellers shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Station Assets and all of its relevant books, records and documents of or relating to the Business and the Station Assets (including, subject to compliance with applicable Law, personnel records), and shall furnish to the Purchaser such information and data, financial records and other documents in their possession and in the possession of their Affiliates relating to the Business and the Station Assets as the Purchaser may reasonably request, and reasonable access to the Business Employees for purposes of discussing future employment opportunities and communicating the Purchaser’s intentions regarding the terms and conditions of employment following Closing; provided that such access shall not unduly disrupt the normal operations of the Business; and provided, further, that except as provided in Section 6.13, the Purchaser shall not have access or the right to conduct any invasive sampling (including any soil, ground water or surface water sampling) at the Real Properties.

6.3                                 Confidentiality.  The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with the terms thereof, such that the information obtained by the Purchaser, or its officers, employees, agents or representatives, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement; provided, however, that in the event of the termination of this Agreement, the terms of the Confidentiality Agreement incorporated herein by reference shall survive in accordance with its terms.  From and after the Closing until the fifth anniversary thereof, the Sellers covenant and agree that they shall maintain the confidentiality of all non-public information relating to the Business, the Stations or the Station Assets to the same extent, and subject to the same terms and conditions, as imposed upon the Purchaser under the Confidentiality Agreement.

6.4                                 Further Actions.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 6.4(b)), the Sellers and the Purchaser shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation (but subject to Section 3.5): (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents or approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, and (ii) obtaining all necessary consents, approvals or waivers from third parties.  For the avoidance of doubt, the obligations of the Purchaser pursuant to the immediately preceding sentence with respect to Business Contracts and Business Licenses shall be subject to the provisions of Section 3.5.

(b)                                 Also in furtherance and not in limitation of Section 6.4(a), the Purchaser and the Sellers each shall prepare and file with the FCC as soon as practicable, but in no event later than ten (10) Business Days after the execution of this Agreement, the requisite applications and other necessary instruments or documents requesting the FCC Consent (the “FCC Applications”) and thereupon prosecute the FCC Applications with all reasonable diligence to obtain the FCC Consent; provided, however, that except as provided in the following sentence, neither the Purchaser nor the Sellers shall be required (i) to pay consideration to any third party to obtain FCC Consent or (ii) to accept any condition imposed by the FCC that is reasonably likely to adversely affect, in any material respect, such party’s financial condition, assets, results of operations or business, taken as a whole (other than any such condition attributable to the Purchaser’s attributes or any act or omission of the Purchaser, which the parties hereto agree the Purchaser shall be required to accept).  The Purchaser and NYTMS shall each bear one-half the cost of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.  The Purchaser and the Sellers each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party.  Neither the Purchaser nor the Sellers shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, be materially inconsistent with the terms of this Agreement or reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent.  Each party hereto will promptly provide to the other parties a copy of any pleading, order or other document served on or delivered to it relating to the FCC Applications.  Each party shall use its commercially reasonable efforts to take or cause to be taken all actions necessary or appropriate to be taken by such party (and its Affiliates) to permit the FCC to issue the FCC Consent in a timely manner.  Each party agrees to comply with any customary conditions imposed on it (or its Affiliates) by the FCC Consent that are applicable to broadcast television stations generally.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement pursuant to Section 9.1, the Purchaser and the Sellers shall jointly request an extension of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 9.1.  Within forty-five (45) days following the date hereof, the Sellers shall make all filings with the FCC and Federal Aviation Administration as may be necessary or prudent to resolve any discrepancies, to the Sellers’ Knowledge, between an FCC License and its corresponding antenna structure registration, including without limitation those discrepancies identified on Schedule 4.15(g).

(c)                                  The Purchaser acknowledges that certain of the Stations are subject to pending license renewal applications (“Renewal Applications”).  In order to avoid disruption or delay in the processing of the FCC Applications, the Purchaser agrees, as a part of the FCC Applications, to request that the FCC apply its policy permitting the assignment of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications.  The Purchaser agrees to make such representations and undertakings as are necessary or appropriate to invoke such policy, including without limitation undertakings to assume the position of the applicant with respect to any pending Renewal Applications and to assume the risks relating to such Renewal Applications.  To the extent reasonably necessary to expedite grant of a Renewal Application and/or the FCC Applications, the Sellers shall enter into tolling agreements with the FCC to extend the statute of limitations with respect to any pending complaints against a Station filed with the FCC prior to grant of the FCC Applications (to the extent that the FCC agrees to enter into a tolling agreement with respect to any such pending complaints).  This Section 6.4(c) shall in no way impair or affect any right the Purchaser may have under this Agreement with respect to any matters arising in connection with the renewals that arose or relate to any period prior to the Closing, including the Purchaser’s closing conditions and indemnification rights.

(d)                                 On or before the January 11, 2007 deadline for the filing of initial comments in the FCC’s Seventh Further Notice of Proposed Rulemaking concerning a post-transition DTV Table of Allotments (or, in the event of an extension of this deadline, such later date for filing initial comments in that rulemaking proceeding as the FCC may specify), NYTMS shall file initial comments in that rulemaking proceeding to request that the FCC modify the proposed DTV allotment parameters for KAUT-DT to reflect KAUT-DT’s current facilities.

(e)                                  Without limiting the generality of the foregoing, the Sellers and the Purchaser hereby agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and to file any notification and report form and related material required under the HSR Act as soon as practicable, but in no event later than ten (10) Business Days after the execution of this Agreement.  The Sellers and the Purchaser shall each thereafter take all necessary steps to complete as soon as practicable its compliance with any requests for additional information or documentary material that may be made under the HSR Act.  The Purchaser and the Sellers hereby further agree to take all commercially reasonable steps to (i) obtain any governmental clearances required for consummation of the transactions contemplated hereby and (ii) respond to any government request for information.  The Purchaser and the Sellers agree to use commercially reasonable efforts to eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person (including a private party) with respect to such party’s attributes so as to enable the parties to expeditiously consummate the transactions contemplated hereby, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority or to avoid litigation with any other Person that could prevent the consummation of the transaction. At the request of the other party, the Sellers, the Purchaser, and their respective Affiliates shall be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.  The Purchaser and the Sellers shall each bear one-half of the cost of the filing fee required under the HSR Act.

(f)                                    In connection with the efforts referenced in this Section 6.4 to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under any applicable antitrust laws and (ii) the FCC Consent, the Purchaser and the Sellers shall each use their respective commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, (C) permit the other party the opportunity to review in advance any submissions to any Governmental Authority or material agreement that relates to the consummation of the transactions contemplated by this Agreement and (D) permit the other party to attend any meetings with any Governmental Authority or participate in any communications with any Governmental Authority.

(g)                                 To the extent that the term of any agreements under which WideOrbit Inc. licenses systems or software, or provides services to the Stations, including, without limitation, the WO Traffic and WO Automation applications, expires prior to May 31, 2008, prior to Closing, the Sellers will extend the term of such agreement(s) through May 31, 2008 on the same terms and conditions as currently set forth in such agreements.

6.5                                 Fulfillment of Conditions by the Sellers.  Subject to the other terms, limitations and qualifications set forth in this Agreement, the Sellers shall not knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Sellers or the Purchaser to consummate the transactions contemplated hereby to not be satisfied or fulfilled at or prior to the Closing.

6.6                                 Fulfillment of Conditions by the Purchaser.  Subject to the other terms, limitations and qualifications set forth in this Agreement, the Purchaser shall not knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Sellers or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to Closing.

6.7                                 Publicity.  The Sellers and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.  Neither the Sellers nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law or the rules of any applicable stock exchange, but in any event only after giving the other parties hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

6.8                                 Transaction Costs.  Except as otherwise specifically provided in this Agreement, the Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, and the Sellers shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that they incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.  The Purchaser and the Sellers shall each bear one-half of the cost of any and all transfer Taxes (including sales, use and real property transfer Taxes) and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Station Assets from the Sellers to the Purchaser pursuant to this Agreement.  The Sellers and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Station Assets from the Sellers to the Purchaser pursuant to this Agreement or shall cooperate to seek an available exemption from such Taxes.  The Purchaser and the Sellers agree to prorate the liability and payment of property Taxes accruing from the ownership of Station Assets based upon each party’s period of ownership during the applicable fiscal period of each taxing jurisdiction’s assessment year (i.e., the number of each party’s respective days of ownership divided by 365).  The period of ownership for the applicable fiscal period shall be determined on a daily basis.  The Sellers’ period of ownership shall begin with the first day of each taxing jurisdiction’s assessment year and end with the day immediately preceding the Closing Date.  The Purchaser’s period of ownership shall commence with the Closing Date and end on the last day of each taxing jurisdiction’s assessment year.

6.9                                 Employees and Employee Benefit Matters.

(a)                                  The Purchaser shall offer employment as of the Closing Date to substantially all of the Business Employees employed at the Stations.  In determining which Business Employees will be offered employment, the Purchaser will comply with all applicable Laws.  Each such Business Employee who accepts the Purchaser’s offer of employment as of the Closing Date (a “Transferred Employee”) shall be entitled to receive during his or her employment with the Purchaser (provided that the Purchaser is not required to employ any Transferred Employee for any minimum period of time after the Closing Date):  (i) until at least the first anniversary of the Closing Date, (x) an annualized base salary or hourly rate of pay that is no less than that paid by the Sellers (or any Affiliate thereof) to such Transferred Employee as set forth on Schedule 6.9(a) as of the date hereof, provided that employees who receive base pay and bonus or commissions shall receive a combination of base pay plus bonus or commission opportunity that is no less than the rate of base pay and bonus or commission opportunity paid by the Sellers (or any Affiliate thereof) to such Transferred Employees as set forth on Schedule 6.9(a) as of the date hereof, and (y) a position comparable to the position such Transferred Employee held with the Sellers (or any Affiliate thereof) as of the Closing Date at a work location that is not more than 50 miles from the work location where such transferred Employee worked prior to the Closing Date, and (ii) sick and vacation leave, health insurance, life insurance, accidental death and dismemberment insurance, short-and-long-term disability insurance and 401(k) retirement benefits on terms and conditions that are comparable in the aggregate to what the Sellers provide.  The Purchaser’s health, vacation, severance, sick leave and other employee benefit plans and policies shall, to the extent permitted under the applicable plans of the Purchaser, provide each Transferred Employee with credit for years of service with the Sellers (or their Affiliates) prior to the Closing, to the same extent the Sellers credited such service prior to Closing, for the purpose of (w) eligibility, (x) vesting, (y) seniority/benefit entitlement for sick and vacation leave, and

(z) until at least the first anniversary of the Closing Date, seniority/benefit entitlement for severance benefits.

(b)                                 Without limiting the provisions of Section 6.9(a), at the request of the Purchaser, the Sellers (and their Affiliates) shall assign to the Purchaser, and the Purchaser shall assume, responsibility for all obligations, contingent or otherwise, arising on or after the Closing Date under the individual written employment agreements set forth in Schedule 4.7(a)(iv) that are specifically identified by the Purchaser to the Sellers in a written notice delivered by the Purchaser to the Sellers no fewer than thirty (30) Business Days prior to the Closing Date (the “Employment Agreements”) (but only to the extent such obligations are attributable to the period on or after the Closing Date and are not attributable to the period prior to the Closing Date) and otherwise shall offer employment consistent with the terms of such written Employment Agreements.  Without limiting the provisions of Section 6.9(a), at the request of the Purchaser, the Sellers (and their Affiliates) shall assign to the Purchaser, and the Purchaser shall assume, responsibility for all obligations, contingent or otherwise, arising on or after the Closing Date under such written independent contractor agreements set forth in Schedule 4.7(a)(iv) that are specifically identified by the Purchaser to the Sellers in a written notice delivered by the Purchaser to the Sellers no fewer than thirty (30) Business Days prior to the Closing Date (the “Independent Contractor Agreements”) (but only to the extent such obligations are attributable to the period on or after the Closing Date and are not attributable to the period prior to the Closing Date).  With respect to the incentive pay or bonus opportunity under any Employment Agreement or Independent Contractor Agreement for a performance period that begins before the Closing Date and ends after the Closing Date, the Sellers shall be liable to the Purchaser for a pro-rata portion of the incentive pay and/or bonus which is attributable to the portion of the performance period prior to Closing, and the Sellers shall reimburse the Purchaser within 30 days after the Purchaser pays such compensation and invoices the Sellers.  Notwithstanding the foregoing, the Sellers (and their Affiliates) shall be exclusively responsible for any payments due under such Employment Agreement or Independent Contractor Agreements (i) for periods prior to the Closing, or (ii) as a result of the closing of the transactions contemplated by this Agreement, whether such payments are due as of or any time on or after the Closing Date, except to the extent such liabilities are taken into account in the determination of the Closing Working Capital under this Agreement.  Other than with respect to the Employment Agreements and Independent Contractor Agreements listed in Schedule 4.7(a)(iv) and with respect to which the Purchaser has given written notice to the Sellers of its election to assume such Employment Agreements and Independent Contractor Agreements, as provided in this Section 6.9(b), the Purchaser is not assuming any employment agreements or independent contractor agreements of Sellers or their Affiliates.

(c)                                  Effective as of the Closing Date, the Purchaser shall offer each Transferred Employee (and his or her eligible dependents) coverage under a group health plan that provides “health benefits” (within the meaning of Section 5000(b)(1) of the Internal Revenue Code) (but only to the extent permitted under the applicable plans of the Purchaser):  (i) without limitation for pre-existing conditions (to the extent no such pre-existing condition limitations applied under the group health plan in which the

Transferred Employee (and his or her eligible dependents) participated immediately prior to the Closing), and (ii) which for the year during which the Closing occurs, provides such Transferred Employee full credit for any deductible already incurred by the Transferred Employee (and his or her dependents) under Sellers’ comparable group health plan and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of such group health plan (provided that the Sellers provide appropriate documentation from the Sellers’ group health plans to confirm the amount of such deductibles and out-of-pocket expenses paid since the beginning of the calendar year and such documentation is provided within thirty (30) business days after the Closing Date).

(d)                                 If, as of the Closing Date, any Transferred Employee is eligible to take any accrued but unused vacation time (pursuant to the vacation policy applicable to such Transferred Employee immediately prior to Closing), the Purchaser shall allow such Transferred Employee to use such accrued vacation prior to the end of the year that includes such Closing, to permit such Transferred Employee to carry forward accrued and unused vacation to subsequent years in accordance with the Purchaser’s vacation policy and, to the extent the Purchaser’s vacation policy does not permit such accrued and unused vacation to be carried forward, to provide pay in lieu of such leave, and/or to receive payment thereafter upon termination of employment to the extent such payment would have been made under the Sellers’ vacation policy.  All accrued and unused vacation time as of the Adjustment Time shall be included as a current liability in the Closing Working Capital.

(e)                                  From and after the Closing Date until the first anniversary of the Closing Date, if the Purchaser terminates the employment of a Transferred Employee without cause, then the Purchaser shall pay cash severance benefits to such Transferred Employee in an amount equal to one week of base pay for each six months of continuous service, with a maximum benefit of 26 weeks of pay, provided the Transferred Employee signs a general release with respect to his or her employment with the Purchaser and the Sellers and their Affiliates.  For purposes of determining the severance pay in the preceding sentence, such Transferred Employee will receive credit for service performed for the Sellers (or its Affiliates) prior to the Closing Date (to the same extent that the Sellers credited such service), and service performed for the Purchaser on or after the Closing Date.

(f)                                    The Sellers and their Affiliates shall be responsible for providing “continuation coverage,” as such term is defined under Section 4980B of the Internal Revenue Code (“COBRA”), to any Business Employee (and his or her dependents) for any qualified event that occurs on or prior to the Closing Date, including as a result of the Sellers’ termination of employment of the Business Employees in connection with the transactions contemplated by this Agreement (regardless of whether the Purchaser offers employment to the Business Employee or the Business Employee does not accept an offer of employment).

(g)                                 Effective as of the Closing Date, the Purchaser shall have in effect a tax-qualified defined contribution plan or plans which include a qualified cash or deferred arrangement within the meaning of section 401(k) of the Internal Revenue Code (the “Purchaser’s 401(k) Plan”).  Immediately prior to the Closing Date, the Sellers shall cause all of the account balances of the Transferred Employees under NYT’s 401(k) Plan (the “Sellers’ 401(k) Plan”) to become fully vested.  To the extent a Transferred Employee does not exercise his or her right under Sellers’ 401(k) Plan to receive a distribution from such plan on account of separation from employment, then as soon as practicable after the Closing Date, the Sellers shall cause such account balances to be transferred to the Purchaser’s 401(k) Plan, and the Purchaser shall cause the Purchaser’s 401(k) Plan to accept such transfer.  Such transfer shall be made in cash or in kind, as mutually agreed by the Purchaser and Sellers, provided that the portion of the transferred accounts represented by participant loans shall be transferred in kind.  Prior to such transfer, the Purchaser shall provide to the Sellers, and the Sellers shall provide to the Purchaser, such evidence or assurance as reasonably requested by the Sellers and the Purchaser as to the tax-qualified status of their respective 401(k) plans (including an IRS determination letter, a submission therefor and/or an opinion of counsel).  The parties shall comply with all provisions of the Internal Revenue Code and ERISA applicable to such transfer, including sections 414(l) and 411(d)(6) of the Internal Revenue Code and the corresponding provisions of ERISA.  After such transfer of assets, the Purchaser shall be responsible for, and shall indemnify the Sellers against, any subsequent change in the dollar value of the transferred assets.

(h)                                 Sellers shall retain responsibility for claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred prior to the Closing Date by Transferred Employees.  The Purchaser shall be responsible for disability benefits and workers compensation benefits for Transferred Employees for claims incurred on or after the Closing Date.  For purposes of the foregoing, a medical or dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose.  A disability or workers compensation claim shall be considered incurred prior to the Closing Date if the injury or condition giving rise to the claim occurs prior to the Closing Date.

(i)                                     As of the Closing Date, Sellers and their Affiliates shall assign to the Purchaser all of the restrictive covenants set forth in Schedule 4.7(a)(v).  As of the Closing Date, the Sellers and their Affiliates shall cause to be discharged and satisfied in full compensation owed to any of the Transferred Employees for any periods prior to and including the Closing Date and amounts owed to any of the Transferred Employees arising out of the transactions contemplated by this Agreement, in the form of wages, commissions, salaries, bonuses, sick pay, incentive pay, bonuses and any payments due on account of termination of employment with any of Sellers or their Affiliates (if any), provided that the Purchaser shall assume the liability of paying incentive pay and/or bonuses pursuant to Section 6.9(b) and vacation benefits pursuant to Section 6.9(d).

(j)                                     The Purchaser and the Sellers shall discuss utilization of the “alternate procedure” of Section 5 of Revenue Procedure 2004-53, 2004-34 IRB 320 issued by the IRS, pursuant to which the Purchaser may become responsible for all employment tax reporting, including Forms W-2, with respect to all payments made to the Transferred Employees during the calendar year in which the Closing occurs, including payments made by the Sellers.

(k)                                  Neither the Sellers nor their Affiliates shall, directly or indirectly, induce or attempt to induce any employee of the Business, or an individual performing personal services relating to the Business as an independent contractor, to leave the employ or engagement of the Business after the date of this Agreement for the purpose of the Sellers or their Affiliates continuing to employ or engage such individual on or after the Closing Date.  In addition, from and after the Closing Date, the Sellers shall not, directly or indirectly, induce or attempt to induce to leave the employ of the Purchaser (or its Affiliates) any Transferred Employee or any individual performing personal services relating to the Business as an independent contractor to the Business.  The non-interference covenant in the immediately preceding sentence shall apply for a period of two years following the Closing Date, provided that it will not prohibit the Sellers and their Affiliates from:  (i) attempting to hire or hiring any Transferred Employee after the involuntary termination of such employee’s employment by the Purchaser; (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Transferred Employees; or (iii) soliciting specifically identified Transferred Employees with the prior agreement of the Purchaser.

6.10                           Retention of and Access to Records.  From and after the Closing Date, for a period of six (6) years the Purchaser shall preserve all books and records transferred by the Sellers to the Purchaser pursuant to this Agreement.  Upon the expiration of such six (6) year period, the Purchaser shall provide the Sellers a reasonable opportunity to obtain copies, at the Sellers’ expense, of any of such books and records.  As soon as practicable following the Closing, the Purchaser, at the Sellers’ expense, shall deliver to the Sellers such financial information relating to the Business and transferred to the Purchaser as part of the Station Assets in sufficient detail to enable the Sellers to prepare their financial statements and all Tax Returns of the Sellers relating to periods ending on or prior to the Closing Date.  In addition to the foregoing, from and after the Closing, the Purchaser shall afford to the Sellers, and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Station Assets, the Assumed Liabilities, the Transferred Employees and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable and proper business purpose, provided such access does not unreasonably disrupt the business and operations of the Stations or of the Purchaser.

6.11                           Notification of Certain Matters.  In the event that any of the Sellers becomes aware (which shall mean any Seller’s actual knowledge), on or prior to the Closing Date, of a breach in any material respect of any representation or warranty of the Sellers due to facts or events occurring subsequent to the execution of this Agreement, the Sellers shall notify the Purchaser in writing.  Such notice shall include a statement by the Sellers whether such breach, together with any other notices of breach provided pursuant this Section 6.11, would cause the condition set forth in Section 7.1(a) to not be satisfied.  If such breach of a representation and warranty would entitle the Purchaser to not consummate the Closing, then the Purchaser shall be entitled during the thirty (30) calendar day period after the delivery to the Purchaser of such notice to terminate this Agreement unless the Sellers undertake to cure such breach; provided that if such breach is not cured by the Sellers on or prior to the Closing Date, the Purchaser shall not be required to consummate the Closing.  If the Purchaser does not terminate this Agreement within such thirty (30) calendar day period, such breach will have been waived for purposes of Article VII (Closing Conditions) and for purposes of Section 8.3(a)(i) (Indemnification by Sellers for breach of representations and warranties).  Without limiting the Purchaser’s rights or the Sellers’ obligations set forth above, in the event the Purchaser becomes aware (which shall mean the Purchaser’s actual knowledge), on or prior to the Closing Date, of a breach in any material respect of any representation or warranty of the Sellers due to facts or events occurring subsequent to the execution of this Agreement, which the Purchaser believes may cause the condition set forth in Section 7.1(a) to not be satisfied, the Purchaser shall notify the Sellers thereof in writing.

6.12                           Control Prior to Closing.  The parties acknowledge and agree that, for the purposes of the Communications Act and any other applicable Law, this Agreement, including the covenants in this Article VI, are not intended to, and shall not be construed to, transfer control of the Business or to give the Purchaser any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations or any other matter relating to the Stations and/or the Business prior to the Closing Date, and the Sellers shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations and/or the Business up to the time of the Closing.

6.13                           Environmental Surveys.  The Purchaser shall have the option to obtain, at the Purchaser’s expense, Phase I environmental audit reports (the “Phase I Reports”) regarding the Real Property.  If requested by the Sellers, the Purchaser shall provide copies of the Phase I Reports to the Sellers promptly after they are completed.  If, in the Purchaser’s reasonable judgment, with the Sellers’ prior agreement (which shall not be unreasonably withheld), Phase II environmental audit reports (“Phase II Reports”) are necessary in light of the contents of the Phase I Reports, at the Purchaser’s sole expense, the Purchaser may obtain such Phase II Reports.  If requested by the Sellers, the Purchaser shall provide copies of the Phase II Reports to the Sellers promptly after they are completed.

6.14                           Real Property Surveys and Title Commitments.  The Purchaser shall have the option to obtain at its own expense (i) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Leased Real Property (collectively the “Title Commitments”), and (ii) an ALTA survey on each parcel of Real Property (the “Surveys”).  The Title Commitments will evidence a commitment to issue an ALTA title insurance policy from Stewart Title Guaranty Company or similar national title insurer selected by the Purchaser, insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as the Purchaser directs and will contain no exceptions except for Permitted Encumbrances.  The Sellers shall reasonably cooperate (provided that they shall not be required to incur any cost, expense or other liability) with the Purchaser in obtaining such Title Commitments and Surveys.  If the Title Commitments or Surveys reveal any lien or encumbrance on the title other than Permitted Encumbrances, the Purchaser shall notify the Sellers in writing of such objectionable matter as soon as the Purchaser becomes aware that such matter is not a Permitted Encumbrance, and the Sellers agree to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

6.15                           Estoppel Certificates.  The Sellers shall request an estoppel certificate in a form reasonably satisfactory to the Purchaser and Sellers from the lessors of the Leased Real Property identified on Schedule 6.15.

6.16                           No Shop.  The Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Business, the Stations or the Station Assets or any capital stock of a Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Seller in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers shall, and shall cause their Affiliates to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any Acquisition Transaction.  The Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, release any third party from any confidentiality and standstill provisions of any agreement to which any Seller or any Affiliate of any Seller is a party and which were entered into in connection with the transactions contemplated by this Agreement.

6.17                           Financial Information.

(a)                                  On or before May 31, 2007, the Sellers shall prepare and deliver to the Purchaser the following financial statements (such financial statements, collectively, the “Audited Financial Statements”):

(i)                                     the audited consolidated balance sheet of the Business as of each of the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006, with the audit opinion unqualified; and

(ii)           the audited consolidated statements of operations and cash flows of the Business for each of the fiscal years ended December 26, 2004, December 25, 2005 and December 31, 2006, in each case along with the audit opinion qualified with respect to the inability of the auditor to observe inventory or test inventory valuation in the periods prior to each fiscal year ended December 26, 2004, December 25, 2005 and December 31, 2006 (the audit opinion as so qualified, the “Audit Opinion”).

(b)           If necessary in connection with the Purchaser’s financing, on or before 45 days after the end of the Business’s first fiscal quarter of 2007, the Sellers shall prepare and deliver to the Purchaser the following financial statements (such financial statements, collectively, the “First Quarter Interim Financial Statements”):

(i)            the unaudited consolidated balance sheet of the Business as of the end of the Business’s first fiscal quarter of 2007; and

(ii)           the unaudited consolidated statements of operations and cash flows of the Business for each of the first fiscal quarters of 2007 and 2006.

(c)           If necessary in connection with the Purchaser’s financing, on or before 45 days after the end of the Business’s second fiscal quarter of 2007, the Sellers shall prepare and deliver to the Purchaser the following financial statements (such financial statements, collectively, the “Second Quarter Interim Financial Statements” and, collectively with the Audited Financial Statements and the First Quarter Interim Financial Statements, the “Additional Financial Statements”):

(i)            the unaudited consolidated balance sheet of the Business as of the end of the Business’s second fiscal quarter of 2007; and

(ii)           the unaudited consolidated statements of operations and cash flows of the Business for each of the second fiscal quarters of 2007 and 2006.

(d)           The Additional Financial Statements will, when delivered, be derived from the books and records of the Business, have been prepared in accordance with GAAP (except, in the case of the First Quarter Interim Financial Statements and the Second Quarter Interim Financial Statements, for the absence of notes), consistently applied, and fairly present, in all material respects, the financial position and results of operations and cash flows of the Business as of the dates thereof and for the periods indicated therein (except, in the case of the First Quarter Interim Financial Statements and the Second Quarter Interim Financial Statements, for year-end and audit adjustments).

(e)           Within forty-five (45) days (or sooner if available) after the end of each month between the date hereof and the Closing Date, the Sellers shall deliver to the Purchaser such monthly financial and operating reports as are routinely prepared for internal use for management of the Sellers.

(f)            The Purchaser and Sellers shall each bear one-half the cost of any out of pocket costs incurred by the Purchaser or the Sellers for the preparation of the Additional Financial Statements.

6.18         Cooperation with Financing.

(a)           The Purchaser shall use commercially reasonable efforts to (i) maintain the Commitment Letters in full force and effect in accordance with their terms, provided that the Purchaser may obtain, in lieu of the debt financing contemplated by the Commitment Letters, debt financing from alternative sources on comparable or more favorable terms to the Purchaser (as determined in the reasonable judgment of the Purchaser), and (ii) subject to the simultaneous consummation of the Closing on the terms and conditions set forth herein and subject to the conditions set forth in the Commitment Letters, consummate the Financing on terms and conditions in all material respects consistent with the terms of the Commitment Letters (or, if the Purchaser obtains alternative debt financing pursuant to the immediately preceding clause (i), on terms and conditions in all material respects consistent with the terms of the commitment letters for such alternative debt financing) or on other terms and with any such other parties as are satisfactory to the Purchaser.

(b)           The Sellers shall provide, and shall cause their Affiliates to provide, reasonable assistance to the Purchaser’s efforts to obtain the funds contemplated by the Commitment Letters, including provision of financial statements for prior periods, facilitating customary due diligence and arranging for members of the Stations’ management to meet with prospective lenders in customary presentations or to participate in customary road shows, in each case upon the Purchaser’s request with reasonable prior notice and at the Purchaser’s sole cost and expense.  At the Purchaser’s sole cost and expense, the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to instruct their respective accountants to provide customary assistance in such financing.  In the event such financing includes an offering in accordance with Rule 144A under the Securities Act of 1933 of the debt securities of the Purchaser or its Affiliates, the Sellers will, upon the Purchaser’s request with reasonable prior notice, use their commercially reasonable efforts to instruct the Sellers’ accountants to deliver to the Purchaser and its Affiliates and the underwriters in any such offering a letter covering such matters as are reasonably requested by the Purchaser or its Affiliates or such underwriters, as the case may be, and as are customarily addressed in accountants’ “comfort letters,” and to provide such accountants’ consent to the references to them as experts and the inclusion in any applicable filings of their auditor’s reports.  The Purchaser acknowledges that (i) the assistance provided by the Sellers, their Affiliates, officers, employees and representatives are being provided at the request of the Purchaser, and (ii) none of the Sellers shall have any liability to lenders, prospective lenders or any other Person in connection with the activities contemplated by this Section 6.18.  The Sellers shall also provide the Purchaser with reasonable assistance in gathering information reasonably available to the Sellers relating to the past operations of the Business and the Stations.  The Purchaser shall reimburse the Sellers and their Affiliates for any and all out-of-pocket expenses incurred by the Sellers or any of their Affiliates in connection with their assistance provided to the Purchaser pursuant to this Section 6.18.

6.19         Transition Services Agreement.  Within thirty (30) days following the date hereof, the Sellers shall provide the Purchaser with a list and description of all services and other rights provided or licensed by or on behalf of the Sellers or any of their Affiliates to a Station.  Within sixty (60) days of receipt by the Purchaser of such list but in no event fewer than thirty (30) days prior to the Closing Date, the Purchaser will notify the Sellers which of such services and other rights the Purchaser desires that the Stations continue to receive after Closing, and the Sellers, or their Affiliates, as the case may be, shall provide, or cause to be provided, such services and other rights (the “Transition Services”) at cost, equal to the amount of the corporate allocation that would have been charged to the applicable Seller for the services so provided to the Purchaser consistent with the Sellers’ practices for 2006, for a period of up to one (1) year following the Closing, as requested by the Purchaser.  The provision of such Transition Services shall be subject to a separate, definitive transition services agreement that the parties shall negotiate in good faith and enter into at the Closing (“Transition Services Agreement”).

6.20         Non-Broadcast Licenses.  For purposes of this Agreement, “Non-Broadcast FCC Licenses” shall mean the FCC Licenses other than the FCC Licenses that are main station licenses issued under Part 73 of the rules and regulations promulgated by the FCC, including business radio licenses and satellite earth station licenses.  If the conditions set forth in Sections 7.1 and 7.2 have been satisfied, except that less than all of the FCC Consents for the assignment of the Non-Broadcast FCC Licenses have been obtained, then the Sellers and the Purchaser shall consummate the Closing, excluding such Non-Broadcast FCC Licenses and any related assets prohibited from being transferred to the Purchaser pursuant to applicable Law, as determined in the reasonable discretion of the Sellers.  The Sellers and the Purchaser shall enter into a reasonable facilities sharing agreement, consistent with applicable Law, to permit the Purchaser, at no cost to the Purchaser, to communicate over the facilities covered by such Non-Broadcast FCC Licenses until the FCC Consents for the assignment of such Non-Broadcast FCC Licenses are obtained and such Non-Broadcast FCC Licenses have been assigned.  Within ten (10) Business Days after obtaining the FCC Consent for the assignment of such Non-Broadcast FCC Licenses, the Sellers shall assign and transfer such Non-Broadcast FCC Licenses to the Purchaser.

ARTICLE VII.
CLOSING CONDITIONS

7.1           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

(a)           All representations and warranties of the Sellers contained in this Agreement (without giving effect to any qualifications regarding materiality or Material Adverse Effect) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only) except to the extent that the failure of the representations and warranties of the Sellers contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Sellers shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(d)           There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)           Subject to Section 6.20, the FCC Consent shall have been granted and shall be in full force and effect; provided that the parties understand and agree that the obligation of the parties to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order.

(f)            All consents, approvals or waivers set forth in Schedule 7.1(f) hereto shall have been obtained and delivered to the Purchaser without any condition, modification or amendment that the Purchaser is not required to accept pursuant to Section 3.5, 6.4(a) or 6.4(b), as applicable.

(g)           The Sellers shall have delivered to the Purchaser, at least thirty (30) days prior to the Closing Date, the Audited Financial Statements and the Audit Opinion.

(h)           The Sellers shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by them at or prior to the Closing pursuant to this Agreement, including, without limitation, those to be delivered pursuant to Section 3.2.

7.2           Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Sellers in writing:

(a)           All representations and warranties of the Purchaser contained in this Agreement (without giving effect to any qualifications regarding materiality or material adverse effect) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only) except to the extent that the failure of the representations and warranties of the Purchaser contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(b)           The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

(c)           All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(d)           There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)           Subject to Section 6.20, the FCC Consent shall have been granted and in full force and effect; provided that the parties understand and agree that the obligation of the parties to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order.

(f)            The Purchaser shall have delivered to the Sellers the Purchase Price and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, including, without limitation, those to be delivered pursuant to Section 3.3.

ARTICLE VIII.
INDEMNIFICATION

8.1           Survival.  The representations and warranties made by any party and contained in or made pursuant to this Agreement shall expire on the date which is one (1) year after the Closing Date; provided, however, that Section 4.1 (Organization), Section 4.2 (Authority), the second sentence of Section 4.5 (Equipment, Tangible Property, Condition of Station Assets, solely with respect to title), the last sentence of Section 4.12(a) (Real Property, solely with respect to title), Section 4.15(h) (FCC Matters, Qualifications; Signal Broadcasts and Carriage), Section 4.20 (Brokers), clause (ii) of  Section 4.21 (Sufficiency of and Title to Station Assets), Section 5.1 (Organization), Section 5.2 (Authority), and Section 5.7 (Brokers) shall survive the Closing indefinitely; and provided further, however, that if written notice is properly given under this Article VIII with respect to any alleged breach of a representation and warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation and warranty shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved.  All covenants and agreements contained in this Agreement or instruments delivered pursuant hereto shall survive until performed and discharged in full.

8.2           Indemnification by the Purchaser.  (a) After the Closing, the Purchaser agrees to indemnify the Sellers, their Affiliates and their respective officers, directors, employees and representatives (each, a “Seller Indemnified Party”) against and hold them harmless from and reimburse them for all losses, damages, liabilities and expenses, including reasonable attorneys’ fees (collectively, “Damages”) which such Seller Indemnified Party may at any time sustain or incur as a result of or arising out of:

(i)            the breach of any representation or warranty of the Purchaser contained herein or in any certificate delivered pursuant to Section 3.3(c)(i);

(ii)           the breach of any covenant or agreement of the Purchaser contained herein; and

(iii)          the Assumed Liabilities.

8.3           Indemnification by the Sellers.  (a) After the Closing, the Sellers, jointly and severally, agree to indemnify the Purchaser, its Affiliates and their respective officers, directors, employees and representatives (each, a “Purchaser Indemnified Party”) against and hold them harmless from and reimburse them for all Damages which such Purchaser Indemnified Party may at any time sustain or incur as a result of or arising out of:

(i)            the breach of any representation or warranty of the Sellers contained herein or in any certificate delivered pursuant to Section 3.2(b)(i);

(ii)           the breach of any covenant or agreement of the Sellers contained herein; and

(iii)          the Excluded Liabilities.

8.4           Notification of Claims.

(a)           A party entitled to be indemnified pursuant to Section 8.2 or 8.3 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Notice of Claim”); provided, however, that a delay or failure to provide such notice shall not relieve any Indemnifying Party of its obligations except to the extent that it has been prejudiced by such delay or failure.  Any Notice of Claim shall (i) state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) set forth the amount of Damages for which indemnification is being asserted, and (iii) in the case of third party claims, be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

(b)           If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 8.2 or 8.3, as the case may be, asserted by a third party, the Indemnifying Party shall have the right (i) to employ counsel of its choice to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such claims, provided that in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified hereunder, such settlement may only be made with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after its receipt of the Notice of Claim (but in any case within 30 days of receipt by the Indemnifying Party of a Notice of Claim (the “Indemnity Notice Period”)) of its election to defend any such third party claim or demand.  In the event that the Indemnifying Party does assume the defense as provided above, the Indemnified Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation.  If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate, at the cost of the Indemnifying Party, provided that the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  In the event that the Indemnifying Party does not assume the defense as provided above, the Indemnifying Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto.

(c)           In the event that a Notice of Claim hereunder does not involve a third party claim, the Indemnifying Party shall, within 30 days after the date of receipt of a Notice of Claim, respond in writing to the Indemnified Party (the “Indemnity Response”) and set forth with reasonable specificity those items, if any, in the Notice of Claim to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded.  Within 30 days following the receipt of the Indemnity Response by the Indemnified Party, representatives of the Indemnifying Party and the Indemnified Party shall meet to attempt to resolve through good faith negotiations the applicable disputed matters.  The parties shall negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter.

8.5           Limitations.

(a)           Notwithstanding anything herein to the contrary, no Indemnifying Party shall have any obligation to indemnify any Indemnified Party pursuant to Section 8.2(a)(i) or 8.3(a)(i), as the case may be, and no Indemnified Party shall make a claim pursuant to Section 8.2(a)(i) or 8.3(a)(i), as the case may be, unless the aggregate amount of Damages sustained or incurred with respect to all claims pursuant to Section 8.2(a)(i) or 8.3(a)(i), as the case may be, exceeds 1% of the Purchase Price (the “Deductible”) and then only to the extent of such excess up to (but not in excess of) a maximum aggregate indemnity for such Damages payable by the Purchaser pursuant to Section 8.2(a)(i) or the Sellers pursuant to Section 8.3(a)(i), as the case may be, of an amount equal to 10% of the Purchase Price (the “Cap”); provided, however, that:

(i)            the Deductible shall not apply to claims for breach of representation or warranty under Section 4.1 (Organization), Section 4.2 (Authority), the second sentence of Section 4.5 (Equipment, Tangible Property, Condition of Station Assets, solely with respect to title), the last sentence of Section 4.12(a) (Real Property, solely with respect to title), Section 4.15(h) (FCC Matters, Qualifications; Signal Broadcasts and Carriage), Section 4.20 (Brokers), clause (ii) of Section 4.21 (Sufficiency of and Title to Station Assets), Section 5.1 (Organization), Section 5.2 (Authority), or Section 5.7 (Brokers); and

(ii)           the Cap shall not apply to claims for breach of representation or warranty under Section 4.1 (Organization), Section 4.2 (Authority), the second sentence of Section 4.5 (Equipment, Tangible Property, Condition of Station Assets, solely with respect to title), the last sentence of Section 4.12(a) (Real Property, solely with respect to title), Section 4.15(h) (FCC Matters, Qualifications; Signal Broadcasts and Carriage), Section 4.20 (Brokers), clause (ii) of Section 4.21 (Sufficiency of and Title to Station Assets), Section 5.1 (Organization), Section 5.2 (Authority) or Section 5.7 (Brokers).

(b)           Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 8.2 or 8.3 shall be limited to the amount of Damages, if any, that remains after deducting therefrom (i) any insurance proceeds actually received and any indemnity, contribution or other similar payment actually recovered by the Indemnified Parties from any third party with respect thereto, (ii) any provision or reserve provided with respect thereto taken into consideration in the determination of Closing Working Capital, and (iii) any adjustments to the Purchase Price paid pursuant to Section 2.3(b) in respect of the item in question.

(c)           Notwithstanding any other provision of this Agreement, the Purchaser and the Sellers acknowledge that the obligation of the Sellers and the Purchaser, as the case may be, to provide indemnification for Damages arising out of Section 8.2 or 8.3 extends only to the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, and that neither the Sellers nor the Purchaser shall be obligated to provide such indemnification to any other Persons.

(d)           Notwithstanding anything herein to the contrary, with respect to any claim for indemnification regarding any breach of any representation or warranty under Section 4.17 or for any Excluded Liabilities relating to or arising under Environmental Laws or Hazardous Materials, the Sellers shall have no obligation to indemnify or hold harmless any Purchaser Indemnified Party for any Damages that: (i) would not have arisen but for any intrusive investigation (including any soil, groundwater or surface water sampling) by any Purchaser Indemnified Party or any of their respective agents or representatives, except to the extent such intrusive investigation was consented to by the Sellers pursuant to Section 6.13 or was required by Environmental Laws, Environmental Permits or a Governmental Authority; or (ii) exceed the cost to meet or impose the least stringent, most cost-effective standard or remedy required by applicable Environmental Laws which is consistent with the commercial or industrial use of the site as of the Closing Date, as applicable (including any site-specific standards based on risk assessments and any remedies or standards that require or are limited to the imposition of institutional or engineering controls, deed restrictions, land use restrictions or monitored natural attenuation).

8.6           Treatment of Indemnity Benefits.  All payments made by the Sellers or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

8.7           Exclusive Remedy.  The parties hereto hereby acknowledge and agree that the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement or any of the Operative Agreements or otherwise relating to the subject matter of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, the Purchaser and the Sellers hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have against the Sellers or the Purchaser, as the case may be, arising under or based upon any Federal, state or local law, rule or regulation (including (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law); provided, however, that notwithstanding the foregoing, nothing in this Agreement shall limit any right or remedy for fraud or willful breach or any right of any party to seek specific performance pursuant to Section 9.3.

ARTICLE IX.
TERMINATION

9.1           Termination.  This Agreement and the transactions contemplated hereby may be terminated and abandoned:

(a)           by the mutual consent of the Sellers and the Purchaser;

(b)           unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination, by either the Sellers or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (New York time) on September 30, 2007 (the “Termination Date”);

(c)           by either the Sellers or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Sellers nor the Purchaser may terminate this Agreement pursuant to this Section 9.1(c) unless the party seeking to so terminate this Agreement has complied with Section 6.4(b);

(d)           by either the Sellers or the Purchaser, if the FCC denies the FCC Applications with respect to the transactions contemplated by this Agreement and such denial has become a Final Order;

(e)           (i) by the Sellers, if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within thirty (30) calendar days following delivery of written notice thereof to the Purchaser and (C) has not been waived by the Sellers, and (ii) by the Purchaser, subject to Section 6.11, if Sellers breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1, (B) cannot be or has not been cured within thirty (30) calendar days following delivery of written notice thereof to the Sellers and (C) has not been waived by the Purchaser; or

(f)            by the Purchaser, as provided in Section 6.11.

9.2           Effect of Termination.

(a)           If (i) the conditions set forth in Sections 7.1(a) through (g) have been satisfied, (ii) the Sellers have delivered to the Purchaser the certificates contemplated by Section 3.2(b)(i) and (iii) this Agreement is terminated pursuant to Section 9.1(b) or (e), then in each such case the Sellers would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate the Sellers for such damages, the Purchaser shall pay to the Sellers an amount equal to $17,500,000, (the “Liquidated Damages”) and such Liquidated Damages shall, in the absence of fraud on the part of the Purchaser, be the Sellers’ sole and exclusive remedy and shall be in lieu of any other remedies at law or in equity to which the Sellers might otherwise be entitled.  The payment of the Liquidated Damages shall be made (x) within five (5) Business Days following the date of such termination in the case of any such termination by the Sellers or (y) prior to, and as a condition precedent to, any such termination by the Purchaser.  The Liquidated Damages shall be paid by wire transfer of immediately available funds to an account designated by the Sellers and, if not timely paid as described in the immediately preceding sentence, shall bear interest at a rate per annum equal to the “prime rate,” as published in the Wall Street Journal, Eastern Edition, in effect from time to time or, if less, the maximum rate permitted by applicable Law, calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.  The parties hereto acknowledge and agree that the Liquidated Damages, plus any interest accrued and payable thereon, are to be paid by the Purchaser to compensate the Sellers for such damages as liquidated damages, and that any and all amounts paid pursuant to this Section 9.2(a) represent liquidated damages and not a penalty.  Upon payment of the Liquidated Damages as set forth above, this Agreement shall become null and void and none of the parties hereto shall have any further liability hereunder except that the provisions of Sections 6.3 (Confidentiality), 6.7 (Publicity) and 6.8 (Transaction Costs) and Articles IX and X generally shall remain in full force and effect.

(b)           If this Agreement is terminated pursuant to Section 9.1, other than as described in Section 9.2(a), this Agreement shall become null and void and none of the parties hereto shall have any further liability hereunder except that the provisions of Sections 6.3 (Confidentiality), 6.7 (Publicity) and 6.8 (Transaction Costs) and Article IX and X generally shall remain in full force and effect.

9.3           Specific Performance.  Each party hereto acknowledges and agrees that, except with respect to those instances in which the Sellers’ remedy would be limited to the payment of Liquidated Damages pursuant to Section 9.2(a), money damages would not be a sufficient remedy for any breach of this Agreement by the other parties, that the parties hereto would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking.  In the event of any action by any party to enforce this Agreement, the other parties hereto hereby waive the defense that there is an adequate remedy at law.

ARTICLE X.
MISCELLANEOUS

10.1         Notices.  All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by a recognized overnight delivery service, by telecopy or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.1):

if to the Purchaser or the Purchaser Guarantor, to:	with copies to:
Keystone Group, L.P.
201 Main Street
Suite 3100
Local TV, LLC	Fort Worth, Texas 76102
201 Main Street	Attention: Kevin G. Levy, Esq.
Suite 1620	Facsimile No.: 817-820-1623
Fort Worth, Texas 76102

Attention: Controller Facsimile No.: 817-339-7350	and to:
Dow Lohnes PLLC 1200 New Hampshire Avenue, NW Suite 800 Washington, DC 20036 Attention: Stuart A. Sheldon, Esq. Facsimile No.: 202-776-2222

if to the Sellers or the NYT, to: c/o The New York Times Company 229 West 43rd Street New York, New York 10036 Attention: General Counsel Facsimile No.: 212-556-4634

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight delivery service which guarantees next day delivery, one (1) Business Day after being so sent, (iii) if given by telecopier, once such notice or other communication is transmitted to the facsimile number specified above and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i), (ii) or (iv) hereof, or (iv) if mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth above, five (5) Business Days after being so mailed.  Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

10.2         Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

10.3         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void except for assignments and transfers by operation of Law.  Notwithstanding the foregoing, the Purchaser may, without the consent of, but with prior written notice to, the Sellers, assign all or a portion of the Purchaser’s rights and obligations under this Agreement to any Affiliate of the Purchaser falling within clause (i) of the definition of Affiliate; provided, however, that in the event of such assignment, the Purchaser shall remain liable for all of its obligations hereunder. Notwithstanding the foregoing, the Purchaser shall be prohibited from assigning this

Agreement or all or a portion of the Purchaser’s rights and obligations hereunder if such assignment would or would be reasonably likely to (i) require any major amendment of the FCC Application once filed or (ii) result in any material delay of the FCC Consent.

10.4         Amendments and Waiver.  This Agreement may not be modified or amended except in writing signed by the party or parties against whom enforcement is sought.  The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.   Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.  The rights and remedies herein provided shall be the exclusive rights and remedies available to the parties hereto at law or in equity.

10.5         Entire Agreement.  This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Operative Agreements) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.  Disclosures included in any Schedule shall be considered disclosures for all Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedules.  No investigation by or on behalf of the Purchaser shall constitute a waiver as to enforcement of any representation, warranty or condition contained herein, or a waiver as to any right of indemnification hereunder.

10.6         Representations and Warranties Exclusive.  The representations, warranties, covenants and agreements set forth in this Agreement and the Operative Agreements constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.  In particular, and without in any way limiting the generality of the foregoing, the Purchaser acknowledges and agrees that, in making its decision to purchase the Station Assets, it is not relying on (a) any information or materials, oral or written, distributed or made available to the Purchaser by any Person prior to the date hereof other than matters set forth in this Agreement, including the Schedules and/or the Operative Agreements or (b) any financial projection, forecast or business plan relating to the Business (other than, solely for purposes of clause (vii) of Section 6.1(a), the Capital Expenditures Budget).  With respect to any projection, forecast or business plan delivered by or on behalf of the Sellers to the Purchaser (other than, solely for purposes of clause (vii) of Section 6.1(a), the Capital Expenditures Budget), the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it, and (iv) it shall have no claim of any kind whatsoever against any Person with respect thereto.

10.7         No Third Party Beneficiary.   This Agreement is made for the sole benefit of the parties hereto, and their respective successors, executors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (except to the extent that certain third parties are expressly covered by the indemnity herein).

10.8         Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of New York, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

10.9         Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

10.10       Severability.  In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the transactions contemplated hereby in a manner adverse to any party.

10.11       Bulk Sales Laws.  The parties hereby waive compliance with the Bulk Sales Laws of any State in which the Station Assets are located or in which operations relating to the Business are conducted.

10.12       Heading; Interpretation; Schedules and Exhibits.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement.  The word “including” means including without limitation.  Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified.  It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

10.13       Consent to Jurisdiction and Service of Process.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15       Guaranties.

(a)           The Purchaser Guarantor absolutely, unconditionally and irrevocably guarantees the prompt payment of the Liquidated Damages if the conditions for payment are satisfied pursuant to Section 9.2(a).  The foregoing obligation of the Purchaser Guarantor constitutes a continuing guarantee of payment and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor.  The Sellers need not attempt to collect such obligation guaranteed hereunder from the Purchaser prior to enforcing their rights against the Purchaser Guarantor.  The Purchaser Guarantor hereby waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment, suit or taking of other action by the Sellers or any Affiliate thereof against, or any other notice to, any party liable thereon (including the Purchaser).  Except with respect to the payment of the Liquidated Damages, the Purchaser Guarantor is not guaranteeing any other obligation, liability or agreement of Purchaser hereunder.

(b)           NYT absolutely, unconditionally and irrevocably guarantees the prompt payment and performance of all covenants, obligations, liabilities and agreements of the Sellers hereunder before and after Closing.  The foregoing obligation of NYT constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor.  The Purchaser need not attempt to collect any obligation guaranteed hereunder from the Sellers prior to enforcing its rights against NYT.  NYT hereby waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment, suit or taking of other action by the Purchaser or any Affiliate thereof against, or any other notice to, any party liable thereon (including any Sellers).

10.16       Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Facsimile signatures shall be treated as original signatures for all purposes hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NYT BROADCAST HOLDINGS, INC.

By:	/s/Kenneth A. Richieri
	Name:	Kenneth A. Richieri
	Title:	Vice President

NEW YORK TIMES MANAGEMENT SERVICES

By:	/s/Kenneth A. Richieri
	Name:	Kenneth A. Richieri
	Title:	Vice President

NYT HOLDINGS, INC.

By:	/s/Kenneth A. Richieri
	Name:	Kenneth A. Richieri
	Title:	Vice President

KAUT-TV, LLC

By:	/s/Kenneth A. Richieri
	Name:	Kenneth A. Richieri
	Title:	Vice President

LOCAL TV, LLC

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

Signature Page to Asset Purchase Agreement

Solely for purposes of Sections 10.1, 10.2, 10.3, 10.8, 10.13, 10.14 and 10.15:

THE NEW YORK TIMES COMPANY

By:	/s/James C. Lessersohn
	Name:	James C. Lessersohn
	Title:	Vice President

Solely for purposes of Sections 10.1, 10.2, 10.3, 10.8, 10,13 10.14 and 10.15:

OAK HILL CAPITAL PARTNERS II, L.P.

By:	OHCP GenPar II, L.P., its general partner

By: OHCP MGP II, LLC, its general partner

	By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

Signature Page to Asset Purchase Agreement

SCHEDULE A

WHO-TV, Des Moines, Iowa

KFSM-TV, Ft. Smith, Arkansas

WHNT-TV, Huntsville, Alabama

WREG-TV, Memphis, Tennessee

WQAD-TV, Moline, Illinois

WTKR-TV, Norfolk, Virginia

KFOR-TV, Oklahoma City, Oklahoma

KAUT-TV, Oklahoma City, Oklahoma

WNEP-TV, Scranton, Pennsylvania